Exhibit 3.1

BVI Company Number: 1936519

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

OF

DESPEGAR.COM, CORP.

Incorporated on February 10, 2017

Amended and Restated on May 3, 2017

Amended and Restated on September 18, 2017

Amended and Restated on September 18, 2020

Amended and Restated on December 11, 2023

Conyers Trust Company (BVI) Limited

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

Despegar.com, Corp.	Page 1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

MEMORANDUM OF ASSOCIATION

OF

Despegar.com, Corp.

1.	NAME

The name of the Company is Despegar.com, Corp. (the “Company”).

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

(a)	The first registered office of the Company is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(b)

The first registered agent of the Company is Codan Trust Company (B.V.I.) Ltd. (now called Conyers Trust Company (BVI) Limited) of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of sub-Clause 4(a), full rights, powers and privileges.

Despegar.com, Corp.	Page 2

5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue an unlimited number of shares without par value divided into three classes as follows:

(a)	an unlimited number of ordinary shares without par value (the “Common Shares”);

(b)	150,000 series A preferred shares without par value (the “Series A Preferred Shares”); and

(c)	50,000 series B preferred shares without par value (the “Series B Preferred Shares”);

in each case having the rights, privileges, restrictions and conditions set out in this Memorandum and the Articles.

6.	RIGHTS ATTACHING TO SHARES

6.1 Subject to this Memorandum and the Articles and the rights attaching to each Additional Class of Shares (which includes, for the avoidance of doubt, the Series A Preferred Shares and the Series B Preferred Shares), a Common Share confers on the holder:

(a)	the right to one vote at a meeting of the Members or on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

6.2 Subject to this Memorandum and the Articles, a Series A Preferred Share confers on the holder:

(a)

no right to receive notice of or vote at a meeting of the Members or on any Resolution of Members except that (i) if the Act expressly requires the holders of the Series A Preferred Shares to vote as a separate class each Series A Preferred Share shall have one vote solely in respect of that class vote; and (ii) the holders of a majority of the Series Preferred A Shares shall have the right to approve the Series A Reserved Matters set out in Schedule 1 to this Memorandum;

(b)	the right to distributions (including Dividends) as set out in Schedule 1 to this Memorandum;

Despegar.com, Corp.	Page 3

(c)	the right to share and participate in the surplus assets of the Company on a winding up, liquidation or dissolution as set out in Schedule 1 to this Memorandum; and

(d)	the other rights set forth on Schedule 1 to this Memorandum,

and (without limitation) the Series A Preferred Shares shall (x) have the right to appoint a director to the Board and a Board observer; and (y) have the right, and be subject, to redemption, in each case as set out in Schedule 1 to this Memorandum.

6.3 Subject to this Memorandum and the Articles, a Series B Preferred Share confers on the holder:

(a)	the right to exercise at any meeting of the Members or on any Resolution of Members the voting rights set out in Schedule 2 to this Memorandum;

(b)	the right to distributions (including Dividends) as set out in Schedule 2 to this Memorandum;

(c)	the right to share and participate in the surplus assets of the Company on a winding up, liquidation or dissolution as set out in Schedule 2 to this Memorandum; and

(d)	the other rights set forth on Schedule 2 to this Memorandum,

and (without limitation) the Series B Preferred Shares shall (x) have the right to appoint a director to the Board and a Board observer; (y) have the right, and be subject, to redemption; (z) have the right, and be subject, to conversion, in each case as set out in Schedule 2 to this Memorandum.

6.4 In the event of any conflict or inconsistency between the rights, privileges, restrictions and conditions of the Series A Preferred Shares set-out in Schedule 1 and the rights, privileges, restrictions and conditions of the Series B Preferred Shares set-out in Schedule 2, on the one hand, and any other provision of this Memorandum and the Articles, on the other, the applicable terms of Schedule 1 and Schedule 2 shall take precedence and prevail.

Despegar.com, Corp.	Page 4

7.	POWER OF DIRECTORS TO AUTHORISE AND ISSUE PREFERRED SHARES

(a)

Notwithstanding any other provision of this Memorandum or the Articles (but subject always to obtaining any approval required in respect of the Reserved Matters), the Company may from time to time by Resolution of Directors adopted in accordance with sub-Clause 9(c) below, and without prior notice to or obtaining the approval of any shareholder, amend this Memorandum and the Articles to authorise the issuance by the Company of any additional class or classes of shares with or without par value (each an “Additional Class of Shares”) and specify the rights, privileges, restrictions and conditions attaching to each such Additional Class of Shares, as the Board of Directors may determine in their sole and absolute discretion. Without limitation to the foregoing, the Board of Directors may by Resolution of Directors determine:

i.	the number of shares constituting an Additional Class of Shares and the distinctive designation of that class;

ii.

the dividend and other distribution rights of the Additional Class of Shares and, if the Additional Class of Shares are preferred shares, the preference rate and/or coupon; whether dividends shall be cumulative and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on the Common Shares or any other class or classes of shares;

iii.

whether the Additional Class of Shares shall have voting rights and, if so, the terms and conditions of such voting rights, including, without limitation, whether they shall vote separately or together as a single class with the Common Shares and/or any other class of shares;

iv.

whether the Additional Class of Shares shall have conversion and/or exchange rights and privileges and, if so, the terms and conditions of such conversion and/or exchange, including, without limitation, whether conversion or exchange is at the option of the holder or the Company (or both), the trigger events for conversion or exchange and/or provisions for adjustment of the conversion or exchange rate;

v.

whether the Additional Class of Shares shall be redeemable and, if so, the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption, the trigger events for redemption, whether redemption is at the option of the holder or the Company (or both) and the method for calculating the consideration (in cash or in kind) that is due in case of redemption, which may be less than the market value and may be variable;

vi.	whether a sinking fund shall be applied to the distribution rights and/or purchase, exchange or redemption rights of the Additional Class of Shares (and the terms and conditions thereof);

Despegar.com, Corp.	Page 5

vii.

whether the Additional Class of Shares shall impose conditions and restrictions upon the business and affairs of the Company and/or any of its subsidiaries or the right to approve and/or veto certain matters (including the issuance of any shares, the making of any distribution and/or the incurrence of indebtedness);

viii.

the rights of the shares of that Additional Class of Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including, without limitation, any liquidation preference and whether such rights shall be in preference to, or in relation to, the comparable rights of the Common Shares or any other class or classes of shares; and

ix.

any other relative, participating, optional or other special rights, privileges, powers, qualifications, limitations or restrictions of that Additional Class of Shares, including, without limitation, any right to appoint and/or remove one or more directors of the Company.

(b)

Unless expressly provided by the terms of any Additional Class of Shares as set-out in this Memorandum from time to time, the authorisation and issuance by the Company of any Additional Class of Shares and any attendant amendments to this Memorandum and the Articles pursuant to sub-Clause 7(a) above shall be deemed not to constitute a variation of any class rights attaching to the Common Shares or any other class or classes of shares of the Company then in issue, and, for the avoidance of doubt, no Resolution of Members or other approval of the shareholders or any one of them (except any approval required in respect of the Reserved Matters) shall be required for such authorisation and issuance or the attendant amendments to this Memorandum and the Articles.

8.	REGISTERED SHARES

The Company shall issue registered shares only. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

Despegar.com, Corp.	Page 6

9.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject always to obtaining any additional approval required in respect of the Reserved Matters, this Memorandum and the Articles may only be amended if approved by:

(a)

both a Resolution of Members and a Resolution of Directors, but subject to the condition that the Resolution of Directors is adopted in accordance with the Articles not later than the seventh day following the adoption of the Resolution of Members; or

(b)	a Special Resolution of Members, save that in no circumstances whatsoever may:

i.	any of the Relevant Provisions be amended pursuant to this sub-Clause 9(b);

ii.

any amendment be made to the Memorandum or the Articles pursuant to this sub-Clause 9(b) which limits or reduces the number of shares or classes of shares that may be authorised and issued pursuant to Clause 5 of this Memorandum;

iii.

any amendment be made to the Memorandum or the Articles pursuant to this sub-Clause 9(b) that is inconsistent with or that conflicts with, or which circumvents, overrides, fetters or limits (or that otherwise interferes with the intended operation of), any Relevant Provision or sub-Clause 9(b)(ii) (or which purports to do any of the foregoing); or

(c)	a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

i.	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

ii.	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles; or

iii.

in circumstances where the Memorandum or Articles cannot be amended by the Members (including, without limitation, in circumstances where the Members can only make an amendment with the approval of the Board of Directors pursuant to sub-Clause 9(a) and in circumstances where the Members cannot amend the Memorandum or Articles pursuant to sub-Clause 9(b));

Despegar.com, Corp.	Page 7

and all rights conferred upon shareholders herein are granted subject to the above reservations, provided that, notwithstanding anything to the contrary in the Memorandum or the Articles, if at any time that Expedia owns 5% or more of the outstanding Common Shares of the Company, Article 26 of the Articles shall not be amended, altered, changed or repealed without the prior written consent of Expedia.

10.	INCORPORATION BY REFERENCE

For the purposes of section 9 of the Act, any rights, privileges, restrictions and conditions attaching to the Common Shares, each Additional Class of Shares (including, without limitation, the Series A Preferred Shares and the Series B Preferred Shares) or any other shares of the Company that are set out in Schedule 1 and Schedule 2 to this Memorandum and the Articles are deemed to be set out and incorporated in full in this Memorandum.

11.	DEFINITIONS

Unless otherwise defined or the context otherwise requires, capitalized words in this Memorandum that are not otherwise defined herein are as defined in the Articles annexed hereto.

Despegar.com, Corp.	Page 8

SCHEDULE 1

SERIES A PREFERRED SHARES

1.	Classification of shares. This Schedule 1 to the Memorandum sets out the rights, privileges, restrictions and conditions attaching to the Series A Preferred Shares.

2.

Ranking. The Series A Preferred Shares will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights:

(a)

on a parity basis with the Series B Preferred Shares and each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 1 to the Memorandum, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Parity Shares”);

(b)

junior to each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 1 to the Memorandum, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Senior Shares”); and

(c)

senior to the Common Shares and each other class or series of shares of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Junior Shares”).

The Company’s power to issue Parity Shares or Senior Shares shall be subject to the provisions of paragraph 8 of this Schedule 1. The respective definitions of Parity Shares, Senior Shares and Junior Shares shall also include any securities, warrants, rights or options exercisable or exchangeable or convertible into any of Parity Shares, Senior Shares or Junior Shares, as the case may be.

Despegar.com, Corp.	Page 9

3.	Specific Schedule 1 Definitions. As used herein with respect to Series A Preferred Shares:

“50% Beneficial Ownership Requirement” means, as of the applicable time of determination, that the Investors and its Permitted Transferees continue to beneficially own (a) (1) at least 50% of the Series A Preferred Shares acquired as of the Closing Date, and (2) warrants purchased by the Investors on the Closing Date and/or Common Shares that were issued upon exercise of those warrants that represent in the aggregate and on an as exercised basis, at least 50% of the total number of Common Shares underlying those warrants on an as exercised basis as of the Closing Date, or (b) if the Company shall have redeemed the Series A Preferred Shares in full pursuant to paragraph 7, warrants purchased by the Investors on the Closing Date and/or Common Shares that were issued upon exercise of those warrants that represent in the aggregate and on an as exercised basis, at least 50% of the total number of Common Shares underlying those warrants on an as exercised basis as of the Closing Date;

“Accrued Dividends” means, as of any date, with respect to any Series A Preferred Share, all Dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such Series A Preferred Share pursuant to paragraph 4(b) of this Schedule 1, whether or not declared, but that have not, as of such date, been paid in cash;

“Change of Control” shall mean (i) any Person or Group (other than the Investors), in a single transaction or in a related series of transactions, by way of merger, consolidation, other business combination transaction, contract or otherwise, acquiring beneficial ownership representing more than 50 % of the total voting power of the Common Shares or the right to appoint a majority of the Board of Directors; (ii) the Common Shares are no longer listed or admitted to trading on the New York Stock Exchange or another National Securities Exchange; (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Group (other than the Investors); or (iv) any transaction or event that constitutes a “change of control” under any of the Company’s then-outstanding Indebtedness; provided that if and for so long as Series B Preferred Shares are outstanding, the “50%” of the total voting power in clause (i) of this definition shall be deemed to be replaced with any lower percentage threshold specified in respect of any equivalent “Change of Change” definition for the Series B Preferred Shares (if any);

“Change of Control Notice” has the meaning given to it in paragraph 6(c) of this Schedule 1;

Despegar.com, Corp.	Page 10

“Closing Date” means the date the Series A Preferred Shares were first issued by the Company;

“Competitor” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the business of travel distribution;

“Designated Redemption Date” has the meaning given to it in paragraph 6(b) of this Schedule 1;

“Dividends” has the meaning given to it in paragraph 4(a) of this Schedule 1;

“Dividend Payment Date” means September 30 and March 31 of each year, commencing on March 31, 2021 (the “Initial Dividend Payment Date”); provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest;

“Dividend Payment Period” means, the period from and including the Closing Date to, but excluding, the applicable Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date;

“Dividend Rate” means 10.0% per annum;

“Fall-Away of Investor Board Rights” means the first day on which the 50% Beneficial Ownership Requirement is not satisfied;

“Group” has the meaning given to it in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means a Person in whose name Series A Preferred Shares are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the Series A Preferred Shares for the purpose of making payment and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received Series A Preferred Shares in violation of the terms of the Investment Agreement or the Memorandum or Articles shall be a Holder and the Transfer Agent shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Shares were registered immediately prior to such transfer shall remain the Holder of such shares;

Despegar.com, Corp.	Page 11

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its subsidiaries for borrowed money, (b) all obligations of the Company or any or any of its subsidiaries evidenced by bonds or similar instruments, and (c) all guarantees by the Company or any of its subsidiaries of any Indebtedness (as described in clauses (a) and (b) of this definition) of any other Person, provided that any Indebtedness incurred by Koin Administradora de Cartões e Meios de Pagamentos S.A. and its subsidiaries that is non-recourse to the Company and its other subsidiaries, shall not be considered Indebtedness for purposes of this Schedule 1;

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its subsidiaries;

“Investment Agreement” means that certain Investment Agreement, dated as of August 20, 2020 among the Investors and the Company.

“Investors” means the holder(s) of all of the issued Series A Preferred Shares as at the Closing Date;

“Junior Shares” has the meaning given to it in paragraph 2(c) of this Schedule 1;

“Liquidation Preference” means, with respect to any Series A Preferred Share, as of any date, $1,000 per share, plus any Accrued Dividends per Series A Preferred Share outstanding from time to time;

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act;

“Notice of Optional Redemption” has the meaning given to it in paragraph 7(b) of this Schedule 1;

“Optional Redemption” has the meaning given to it in paragraph 7(a) of this Schedule 1;

“Parity Shares” has the meaning set forth in paragraph 2(a) of this Schedule 1;

“Permitted Acquisitions” means the acquisitions by the Company or its subsidiaries of each of Viajes Beda S.A. de C.V., Transporturist S.A. de C.V. and Koin Administradora de Cartões e Meios de Pagamentos S.A.;

“Permitted Transferee” means, with respect to any Holder, (i) any Affiliate of such Holder, so long as it remains such, (ii) any successor entity of such Holder, and (iii) with respect to any Holder that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Holder or an Affiliate, advisor or manager of such Holder serves as the general partner, manager or advisor; provided that portfolio companies of such Holder or any of its controlled Affiliates shall not be Permitted Transferees;

Despegar.com, Corp.	Page 12

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity;

“Preferred Purchase Price” means the initial subscription price per Series A Preferred Share, being US$1,000 per Series A Preferred Share;

“Redemption Date” means with respect to the redemption of Series A Preferred Shares pursuant to this Schedule 1, the date on which the applicable redemption consideration for the Series A Preferred Shares redeemed is paid or delivered;

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives;

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement;

Despegar.com, Corp.	Page 13

“Series A Preferred Director” has the meaning given to it in paragraph 9(a) of this Schedule 1;

“Series A Preferred Majority Approval” has the meaning given to it in paragraph 8 of this Schedule 1;

“Series A Preferred Observer” has the meaning given to it in paragraph 9(a) of this Schedule 1;

“Series A Reserved Matters” has the meaning given to it in paragraph 8 of this Schedule 1;

“Supplier” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the air travel or lodging business;

“Transfer Agent” means the Person acting as transfer agent, registrar and paying agent for the Series A Preferred Shares, and its successors and assigns.

“Unredeemed Shares” means shares redeemed in accordance with this Schedule 1 in respect of which the redemption price has not been paid in full; and

“USD” or “US$” means the lawful currency for the time being of the United States of America.

4.	Dividends.

(a)	Dividends. Holders shall be entitled to receive a coupon of the type and in the amount in USD determined as set forth in this paragraph 4 (such coupon, “Dividends”).

Despegar.com, Corp.	Page 14

(b)

Accrual of Dividends. Dividends on each Series A Preferred Share (i) shall accrue on the Preferred Purchase Price thereof and on any Accrued Dividends on a daily basis from and including the Closing Date, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below, and (ii) shall be payable semi-annually in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the Initial Dividend Payment Date. Dividends on the Series A Preferred Shares shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any Series A Preferred Share for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this paragraph 4(b) with respect to such share during such Dividend Payment Period.

(c)

Payment of Dividends and Arrears. Dividends shall be payable in cash, provided that if the Company does not declare and pay in cash pursuant to this paragraph 4(c) a full Dividend on each Series A Preferred Share on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person. The Company shall be entitled to declare and pay all or any part of the Accrued Dividends in cash pursuant to this paragraph 4(c) on subsequent Dividend Payment Dates, and, following such cash payment, any such cash payment shall, from the date of such payment, no longer be deemed to be Accrued Dividends hereunder.

(d)

Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date, whether or not such day is a Business Day.

(e)

Priority of Dividends. So long as any Series A Preferred Shares remain outstanding, unless (w) there are no Accrued Dividends at such time (or all Accrued Dividends contemporaneously are declared and paid in cash), (x) there are no Unredeemed Shares at such time, and (y) the Company complies with the provisions of paragraph 8(a)(iii)(b) of this Schedule 1, the Company may not declare any dividend on, or make any distributions relating to, Junior Shares or make a liquidation payment relating to, any Junior Shares, other than:

(i)	as a result of an exchange or conversion of any class or series of Junior Shares for any other class or series of Junior Shares;

Despegar.com, Corp.	Page 15

(ii)	payment of any dividends in respect of Junior Shares where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(iii)	distributions of Junior Shares or rights to purchase Junior Shares; or

(iv)	any dividend or other distribution in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan.

Subject to the provisions of this paragraph 4(e), dividends and other distributions may be authorized by the Board, and declared and paid by the Company on any Junior Shares and Parity Shares from time to time and the Holders will not be entitled to participate in those dividends.

5.	Liquidation Rights

(a)

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Shares (including, without limitation, the Common Shares), and subject to the rights of the holders of any Senior Shares or Parity Shares and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series A Preferred Share equal to the Liquidation Preference with respect to such Series A Preferred Share. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this paragraph 5(a), and after such receipt, and will have no right or claim to any of the Company’s remaining assets. For the avoidance of doubt, Series A Preferred Shares and Series B Preferred Shares shall rank equally in their entitlement to liquidation distributions, but shall rank in priority as to any liquidation distribution on the Common Shares.

Despegar.com, Corp.	Page 16

(b)

Partial Payment. If in connection with any distribution described in paragraph 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to paragraph 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Shares, the amounts distributed to the Holders and to the holders of all such Parity Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full. For the avoidance of doubt, if this paragraph 5(b) applies in respect of any liquidating distribution to the Series A Preferred Shares and the Series B Preferred Shares:

(i)

the amounts available for distribution shall be allocated between the Series A Preferred Shares and the Series B Preferred Shares based on the same proportion as the respective liquidation preference of each series bears to the total aggregate liquidation preference of both series of Preferred Shares; and

(ii)	each Preferred Share of a particular series shall share equally in the amount allocated and distributed in respect of that series.

(c)

Change of Control Not Liquidation. For purposes of this paragraph 5, a Change of Control shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series A Preferred Share that is outstanding at such time (including any Unredeemed Shares) shall be converted into or exchanged for preferred shares of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series A Preferred Shares immediately prior to such consummation.

6.	Holder Redemption Right.

(a)

Each of the Holders will have the right, but not the obligation, to require the Company to redeem all or, subject to paragraph 6(i) of this Schedule 1, part of such Holder’s then outstanding Series A Preferred Shares either:

(i)

on or after the fifth anniversary of the Closing Date at a cash price per Series A Preferred Share equal to the Liquidation Preference plus, without duplication, any accrued and unpaid Dividends to, but excluding, the Redemption Date, or

Despegar.com, Corp.	Page 17

(ii)

upon the occurrence of a Change of Control, at a cash price per Series A Preferred Share equal to 110.0% of the Liquidation Preference plus, without duplication, any accrued and unpaid Dividends to, but excluding, the Redemption Date.

The Company shall take no action designed to avoid payment of any portion of the premium to Liquidation Preference payable pursuant to Section 6(a)(ii), including by payment of any Accrued Dividends immediately prior to the applicable Redemption Date.

(b)

Procedure for Five-Year Redemption: To exercise its redemption right pursuant to paragraph 6(a)(i), a Holder must, at least ninety (90) days prior to the redemption date specified by the Holder therein (the “Designated Redemption Date”), deliver written notice thereof (“Notice of Holder Redemption”) to the Company (including wire transfer instructions for the payment of the redemption price) and shall, on or prior to the Designated Redemption Date, surrender to the Transfer Agent the certificates (if any) representing the Series A Preferred Shares to be redeemed by the Company; provided that, such Holder will be entitled to revoke its Notice of Holder Redemption at any time but no later than thirty (30) days prior to the Designated Redemption Date. On such Designated Redemption Date, the Company shall deliver or cause to be delivered to each Holder that has exercised its redemption right pursuant to paragraph 6(a)(i) by wire transfer the applicable redemption price with respect to such Holder’s Series A Preferred Shares redeemed.

(c)

Procedure for Redemption on Change of Control: On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of

Despegar.com, Corp.	Page 18

Control; and (ii) the date on which the Change of Control is anticipated to be consummated. The Holder may exercise its right pursuant to paragraph 6(a)(ii) to require the Company to redeem all of the outstanding Series A Preferred Shares owned by such Holder by delivering a written notice to the Company stating that the Holder is exercising its right to require the Company to redeem its outstanding Series A Preferred Shares and including wire transfer instructions for the payment of the redemption price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice). In the event that the Holder so exercises it rights pursuant to paragraph 6(a)(ii), the Company will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Company written instructions stating the expected time and place or places at which the Series A Preferred Shares to be redeemed shall, upon presentation and surrender of the certificates evidencing such Series A Preferred Shares (if any), be redeemed on the date of the Change of Control.

(d)

Delivery upon Change of Control. If a Holder has exercised its right to redeem, or require redemption of, any outstanding Series A Preferred Shares pursuant to paragraph 6(a)(ii), then upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to paragraph 6(e) below and subject to the Holder properly surrendering the certificates (if any) evidencing the applicable Series A Preferred Shares, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable redemption price with respect to each of such Holder’s Series A Preferred Shares redeemed.

(e)	[Reserved].

(f)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series A Preferred Shares redeemed pursuant to this paragraph 6, Dividends shall no longer accrue or be declared on any such Series A Preferred Shares, and such Series A Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(g)	Status of Redeemed Shares. Series A Preferred Shares redeemed in accordance with this paragraph 6 shall be cancelled or held by the Company as treasury shares.

Despegar.com, Corp.	Page 19

(h)	[Reserved].

(i)

Partial Redemption. In case of any redemption pursuant to paragraph 6(a)(i) of this Schedule 1 of part of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding Series A Preferred Shares, provided that (i) the Holder shall be permitted to exercise its right under paragraph 6(a)(i) above to require the Company to redeem less than all outstanding Series A Preferred Shares on no more than one occasion in total, and (ii) the aggregate Liquidation Preference of the Series A Preferred Shares at the time outstanding immediately following the completion of such partial redemption is equal to an amount not less than US$80 million. If fewer than all the shares represented by any certificate (if any) are redeemed, new certificates shall be duly issued representing the unredeemed shares without charge to the Holder thereof.

7.	Redemption at the Option of the Company.

(a)

Optional Redemption. The Company will have the right, but not the obligation, to redeem for cash, in whole or in part at any time on or after the third anniversary of the Closing Date, the outstanding Series A Preferred Shares (each, an “Optional Redemption”) upon giving the notice described in paragraph 7(b) below, at a price equal to:

(i)

with respect to a Redemption Date on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, the sum of (A) 105.0% of the Liquidation Preference per Series A Preferred Share to be redeemed plus, without duplication, (B) an amount equal to all accrued and unpaid Dividends with respect to each such Series A Preferred Share to, but excluding, the applicable Redemption Date;

(ii)

with respect to a Redemption Date on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, the sum of (A) 102.5% of the Liquidation Preference per Series A Preferred Share to be redeemed plus, without duplication, (B) an amount equal to all accrued and unpaid Dividends with respect to each such Series A Preferred Share to, but excluding, the applicable Redemption Date;

Despegar.com, Corp.	Page 20

(iii)

with respect to a Redemption Date after the fifth anniversary of the Closing Date, the sum of (A) the Liquidation Preference per Series A Preferred Share to be redeemed plus, without duplication, (B) an amount equal to all accrued and unpaid Dividends with respect to each such Series A Preferred Share to, but excluding, the applicable Redemption Date.

The Company shall take no action designed to avoid payment of any portion of the premium to Liquidation Preference payable pursuant to Section 7(a)(i) or (ii), including by payment of any Accrued Dividends immediately prior to the applicable Redemption Date.

(b)

Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the Holders of the Series A Preferred Shares to be redeemed at their respective addresses as they shall appear on the register of Members of the Company, a written notice (i) notifying such Holders of the election of the Company to redeem such Series A Preferred Shares, the number of Series A Preferred Shares to be redeemed from such Holder, and the Redemption Date, and (ii) stating the place or places at which the Series A Preferred Shares called for redemption shall, upon presentation and surrender of the certificates (if any) evidencing such Series A Preferred Shares, be redeemed (and other instructions a Holder must follow to receive payment), and the redemption price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders.

(c)

Partial Redemption. In case of any redemption pursuant to paragraph 7(a) of part of the Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding Series A Preferred Shares, provided that (i) the Company shall be permitted to carry out an Optional Redemption of less than all outstanding Series A Preferred Shares on no more than one occasion in total, and (ii) the aggregate Liquidation Preference of the Series A Preferred Shares at the time outstanding immediately following the completion of such partial Optional Redemption is equal to an amount not less than US$80 million. If fewer than all the shares represented by any certificate (if any) are redeemed, new certificates shall be authorized by a Resolution of Directors and issued representing the unredeemed shares without charge to the Holder thereof.

Despegar.com, Corp.	Page 21

(d)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series A Preferred Shares redeemed pursuant to this paragraph 7, Dividends shall no longer accrue or be declared on any such Series A Preferred Shares, and such Series A Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(e)	Status of Redeemed Shares. Series A Preferred Shares redeemed in accordance with this paragraph 7 shall be cancelled or held by the Company as treasury shares.

8.	Series A Reserved Matters.

Without prejudice to the Series B Reserved Matters, for so long as any Series A Preferred Shares are outstanding, the Company shall not take, permit to occur, approve, authorise or agree or commit to do any of the following (collectively, the “Series A Reserved Matters”) as follows:

(a)

without the prior written approval of the Holders of a majority of the Series A Preferred Shares outstanding at such time (the “Series A Preferred Majority Approval”), whether or not such consent is required pursuant to the Act:

(i)	amend the Memorandum or Articles in a manner that would have an adverse effect on the rights, preferences or privileges of the Series A Preferred Shares;

(ii)

issue additional Series A Preferred Shares or increase the authorized number of Series A Preferred Shares (in each case, other than as permitted by this Schedule 1) or create or issue any Parity Shares, Senior Shares, or any securities or rights convertible or exchangeable into, or exercisable for, the foregoing;

(iii)

declare or pay any dividend or distribution, or repurchase or redeem any shares of any class of the Company, provided that the Company may, without Series A Preferred Majority Approval (but without prejudice to paragraph 4(e));

Despegar.com, Corp.	Page 22

(a)

declare and pay any dividend or coupon with respect to the Series A Preferred Shares in accordance with the terms of this Schedule 1 (including, without limitation, payment of Accrued Dividends in cash) and the Series B Preferred Shares in accordance with the provisions of Schedule 2 to the Memorandum;

(b)

declare and pay any dividend or distribution, or repurchase or redeem any shares, if, at the time of such dividend or distribution: (1) the Company’s publicly reported Adjusted EBITDA for the immediately preceding two quarters was positive; and (2) the Holders have either: (x) exercised any warrants purchased by the Investors on the Closing Date in respect of Common Shares, (y) have reasonably sufficient time to exercise such warrants in order to participate in such dividend or distribution in respect of any such Common Shares resulting from the exercise of such warrants, or (z) are given the ability to participate in any such dividend or distribution on an as-converted basis; and

(c)	declare and pay any dividend or other distribution in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan;

(iv)	make any fundamental change in the nature of the business in which the Company is primarily engaged;

(v)	initiate, engage in or permit to occur (to the extent within the control of the Company) any liquidation, dissolution, winding up, bankruptcy or other insolvency procedure of the Company;

(vi)	continue or re-domicile the Company in any jurisdiction other than the British Virgin Islands; or

(vii)

take or permit any of the actions set out in paragraphs 8(a)(iii) (other than any dividend or distribution, or repurchase or redemption of any shares, by any wholly-owned subsidiary of the Company), (iv) or (v) above to occur with respect to any significant subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X);

Despegar.com, Corp.	Page 23

(b)	without the prior written approval of the Investors (“Series A Investors Approval”), whether or not such consent is required pursuant to the Act;

(i)

incur any Indebtedness in excess of the greater of (i) US$60 million, and (ii) an amount equal to one time the Adjusted EBITDA in respect of the twelve month period ending at the end of the last quarter for which the Company has publicly reported financial results; provided that the Company will be permitted to (A) assume the existing Indebtedness of the target company in connection with any acquisitions by the Company (including, for the avoidance of doubt, the Permitted Acquisitions and excluding, for the avoidance of doubt, any acquisition financing from a third party incurred in contemplation of such acquisition) and (B) (i) incur working capital loans secured by receivables and, for the avoidance of doubt, enter into receivables factoring transactions and (ii) obtain letters of credit, in each case in the ordinary course of business, (C) incur any Indebtedness owed to the Company or any of its subsidiaries, and (D) incur any Indebtedness that refinances, in whole or in part, Indebtedness incurred pursuant to this paragraph, provided that the aggregate principal amount of such refinancing Indebtedness does not exceed the aggregate principal amount of the Indebtedness being refinanced, plus accrued and unpaid interest, premiums, and fees and expenses related to such refinancing; provided further that Series A Investors Approval shall not be required if Indebtedness is incurred and net proceeds therefrom are used to redeem the Series A Preferred Shares in full. Any Series A Investors Approval required pursuant to this paragraph may be given by resolution of the Company’s Board of Directors that includes the affirmative vote or consent of the Series A Preferred Director. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, (i) increases in Indebtedness solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company may incur under this paragraph and (ii) the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.

Despegar.com, Corp.	Page 24

(ii)

sell, dispose of or enter into any exclusive license for (i) any material asset of the Company and its subsidiaries, as a whole, or (ii) any other asset (or group of related assets) of the Company with a fair market value equal to or greater than 10% of the Company’s consolidated total assets (in each case, including through the sale or issuance of any subsidiary stock, but excluding the sale of receivables in the ordinary course of business, provided that the following shall not be considered a sale or disposition of assets for purposes of this paragraph: (A) a sale or disposition to the Company or any of its subsidiaries; provided that, in the case of a subsidiary that is not wholly-owned by the Company, the minority shareholders of such subsidiary are not Affiliates of the Company, (B) the disposition of cash or cash equivalents, (C) the disposition in the ordinary course of business of inventory and other assets acquired and held for resale, (D) the sale or discount of accounts receivable in the ordinary course of business, (E) any sale or disposition permitted by this Schedule 1, including a Change of Control transaction, (F) the payment or distribution of Dividends in accordance with this Schedule 1, and (G) any sale or disposition of treasury shares by the Company; or

(iii)

enter into any transaction or series of transactions with an Affiliate of the Company that has a value greater than US$1 million, except for (A) compensation arrangements for services provided to the Company as any employee, consultant, director or otherwise of the Company, that are approved by an action taken by the Company’s Board of Directors that included the affirmative vote or consent of the Series A Preferred Director, (B) any transaction between the Company and any of its subsidiaries, or among the Company’s subsidiaries, so long as the minority shareholders of such subsidiary are not Affiliates of the Company, and (C) any transaction between the Company or any of its subsidiaries, on the one hand, and Expedia or any of its Affiliates, on the other hand, including without limitation amendments or modifications to, or waivers of, the terms and conditions of any agreement between the Company or any of its subsidiaries, on the one hand, and Expedia or any of its Affiliates, on the other hand, provided that such transaction is approved by the Board of Directors in accordance with the Company’s policies in relation to transactions between the Company and any related parties, if any, as then in effect.

Despegar.com, Corp.	Page 25

9.	Director and Observer Rights.

(a)

Appointment: Following the Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investors will have the right to appoint one director to the Board (the “Series A Preferred Director”) and shall be entitled to appoint one observer to attend (but not vote at) meetings of the Board (the “Series A Preferred Observer”).

(b)

For so long as the Investors have the right to appoint a director pursuant to paragraph 9(a), the Series A Preferred Director shall be appointed by service on the Company of a written notice nominating the person to be appointed as the Series A Preferred Director (the “Series A Appointment Notice”). The Series A Appointment Notice:

(i)	shall be signed by the Investors;

(ii)	shall contain the name, residential address and brief biography of the proposed director;

(iii)

shall contain a statement confirming the proposed Series A Preferred Director meets the requirements to act as a director of the Company set-out in paragraph 9(h) below and Articles 11.5(b) and (c); and

(iv)	shall enclose a written consent to act in customary form executed by the proposed Series A Preferred Director.

(c)

Upon receipt of the Series A Appointment Notice in accordance with paragraph 9(b), but subject always to paragraph 9(h) below, the Company shall by Resolution of Directors promptly appoint the proposed Series A Preferred Director to fill the seat on the Board reserved for the Series A Preferred Director (provided that a Series A Preferred Director is not already appointed to such seat).

(d)

Upon election to the Board, if requested by the Series A Preferred Director, the Board shall take all action necessary to cause the Series A Preferred Director to be appointed to serve on the Strategy Committee and the Nomination and Compensation Committee of the Board.

Despegar.com, Corp.	Page 26

(e)

Replacement and Removal: For so long as the Investors have the right to appoint a director pursuant to paragraph 9(a), the Investors may at any time replace that Series A Preferred Director (or fill any vacancy resulting from his or her resignation, incapacity or death) with any other person nominated in accordance with paragraph 9(b). To the extent required, and notwithstanding any other provision of the Memorandum or the Articles, if a Series A Preferred Director fails to resign upon the Investors nominating a replacement, the Board shall have the power and, at the request of the Investors, shall remove the Series A Preferred Director by Resolution of Directors adopted by a simple majority of the directors excluding the Series A Preferred Director. The Investors requesting removal of any Series A Preferred Director shall indemnify and keep indemnified the Company against any liability arising as a result of that Series A Preferred Director’s removal from office.

(f)

Fall-Away of Investor Board Rights: Upon Fall-Away of Investor Board Rights, the Series A Preferred Director shall automatically vacate office and the Board seat reserved for the Series A Preferred Director shall be eliminated, unless in each case otherwise resolved by Resolution of Directors.

(g)

Observer Rights. For so long as the Investors have the right to appoint an observer pursuant to paragraph 9(a), the Series A Preferred Observer shall be appointed by service on the Company of a written notice nominating the person to be appointed as the Series A Preferred Observer. Such notice:

(i)	shall be signed by the Investors;

(ii)	shall contain the name, residential address and brief biography of the proposed Series A Preferred Observer; and

(iii)	shall contain a statement confirming the proposed Series A Preferred Observer meets the requirements to act as an observer of the Company set-out in paragraph 9(h) below.

The Series A Preferred Observer may be removed and/or replaced by notice from the Investors. Subject always to paragraph 9(h) below, the Series A Preferred Observer will be entitled to receive notice of all meetings of the Board and attend meetings of the Board, but shall have no right to vote on any matter. The Company shall give the Series A Preferred Observer copies of all notices, minutes, consents, and other materials that it provides to the directors. The rights of the Series A Preferred Observer to receive notice of, and attend, meetings of the Board (and receive any related documents, information or materials) shall automatically terminate upon Fall-Away of Investor Board Rights.

Despegar.com, Corp.	Page 27

(h)

Qualifications of Series A Preferred Director and Series A Preferred Observer. The Company’s obligations to appoint a nominated Series A Preferred Director pursuant to paragraph 9(c) or accept the appointment of a Series A Preferred Observer (as applicable) shall be subject to (A) the nominated Series A Preferred Director satisfying of all requirements regarding service as a director of the Company under applicable law, applicable stock exchange rules, Articles 11.5(b) and (c) of the Articles and Company policies regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company; and (B) the nominated Series A Preferred Director or Series A Preferred Observer not being or becoming a Representative or a significant shareholder of a Competitor or a Supplier. The nominated Series A Preferred Director and Series A Preferred Observer shall make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such nominee’s eligibility and qualification to serve as contemplated hereunder. No nominated Series A Preferred Director or Series A Preferred Observer shall be eligible to serve as a director or act as observer (as applicable) if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, or (y) is subject to any judgment prohibiting service as a director of any public company. In the event that a Series A Preferred Director or Series A Preferred Observer becomes aware that it no longer satisfies all the requirements set forth in this paragraph (h), the Series A Preferred Director shall immediately resign from the Board and the Series A Preferred Observer shall cease to have the right to receive notice of, and attend, meetings of the Board (as applicable), and the Investors shall be entitled to designate a new Series A Preferred Director and/or Series A Preferred Observer (as applicable), subject to the terms of this paragraph 9. As a condition to the nominated Series A Preferred Director election to the Board and a Series A Preferred Observer’s attendance at Board Meetings, each nominated Series A Preferred Director and Series A Preferred Observer must provide to the Company:

(i)

all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable law, any stock exchange rules or listing standards or the Memorandum and Articles or corporate governance guidelines;

Despegar.com, Corp.	Page 28

(ii)

all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or observers or satisfying compliance and legal or regulatory obligations;

(iii)

an undertaking in writing (a) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to other non-executive directors of the Company; and (b) to comply with paragraph 9(j) below to the extent invoked by the Board.

(i)

Compensation. No Series A Preferred Director or Series A Preferred Observer shall be entitled to any compensation from the Company, other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors.

(j)

Information. The Company shall have the right to withhold any information and exclude any Series A Preferred Director and Series A Preferred Observer from all or any portion of any Board or Board committee meeting in the event a majority of the members of the Board (excluding the Series A Preferred Director) reasonably believes that there may be a conflict of interest with respect to the Series A Preferred Director and Series A Preferred Observer in the event that (i) there is any material economic or competitive interest of the Investors or their Affiliates in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of such Series A Preferred Director or Series A Preferred Observer, or (ii) the Investors or any of their Affiliates are a counterparty or have a material economic interest in the counterparty in any potential transaction, agreement or arrangement of the Company. Additionally, the Company shall have the right to exclude any Series A Preferred Director or Series A Preferred Observer from any meeting of the Strategy Committee of the Board if the Investors and their Affiliates beneficially own any equity interest in a Supplier or Competitor of the Company; provided that this sentence shall not apply if the Investors and their Affiliates have beneficial ownership of less than a 5.0% equity interest in a public entity in which the Investors and their Affiliates are passive investors.

Despegar.com, Corp.	Page 29

(k)	Investors’ Directors.

(i)

The Company and the shareholders acknowledge that (1) the Series A Preferred Director has served and may serve as director, manager, member, officer, employee or agent of the Investors or their affiliates (collectively, the “Investor Group”), (2) the Company and its affiliates may engage in the same, similar or related lines of business as those engaged in by the Investor Group and other business activities that overlap with or compete with those in which the Investor Group may engage, and (3) the Company may have an interest in the same areas of business opportunity as the Investor Group. This paragraph 9(k) will, to the fullest extent permitted by law, regulate and define the conduct of business and affairs of the Company and its directors who are Series A Preferred Directors in connection with any Potential Series A Business Opportunities (as defined below).

(ii)

If a Series A Preferred Director is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company, in which the Company could, but for the provisions of this paragraph 9(k), have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Series A Business Opportunity”): (1) such Series A Preferred Director will, to the fullest extent permitted by law, and subject to compliance with the confidentiality obligations to which the Series A Preferred Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, have no duty or obligation to refrain from referring such Potential Series A Business Opportunity to the Investor Group and, if such Series A Preferred Director refers such Potential Series A Business Opportunity to the Investor Group, such Series A Preferred Director shall have no duty or obligation to refer such Potential Series A Business Opportunity to the Company or any of its shareholders or give any notice to the Company or any of its shareholders regarding such Potential Series A Business Opportunity; (2) if such Series A Preferred Director refers a Potential Series A Business Opportunity to the Investor Group, such Series A Preferred Director, to the fullest extent permitted by law, and subject to compliance with the confidentiality

Despegar.com, Corp.	Page 30

obligations to which the Series A Preferred Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, will not be liable to the Company or any of its shareholders as a director, shareholder or otherwise, for any failure to refer such Potential Series A Business Opportunity to the Company, or for referring such Potential Series A Business Opportunity to the Investor Group, or for any failure to give any notice to the Company or any shareholder regarding such Potential Series A Business Opportunity or any matter relating thereto; (3) the Investor Group may participate, engage or invest in any such Potential Series A Business Opportunity notwithstanding that such Potential Series A Business Opportunity may have been referred to the Investor Group by an Series A Preferred Director; and (4) if a director who is an Series A Preferred Director refers a Potential Series A Business Opportunity to the Investor Group, then, as between the Company, on the one hand, and the Investor Group on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Series A Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Series A Preferred Director having been presented or offered, or otherwise acquiring knowledge of, such Potential Series A Business Opportunity, unless in each case referred to in clause (1), (2) (3) or (4) of this paragraph 9(k)(ii), such Potential Series A Business Opportunity was presented or offered to the Series A Preferred Director solely in his or her capacity as a director of the Company or for the benefit of the Company (a “Restricted Series A Potential Business Opportunity”). In the event the Board of Directors pursuant to a resolution approved by the majority of the directors (excluding the Series A Preferred Director) declines to pursue a Restricted Series A Potential Business Opportunity, the Series A Preferred Director shall be free to refer such Restricted Series A Potential Business Opportunity to the Investor Group. For the avoidance of doubt, the Company or any subsidiaries of the Company shall not be prohibited from pursuing any Potential Series A Business Opportunity with respect to which it has been deemed to have renounced any interest or expectancy as a result of this paragraph 9(k). Nothing in this paragraph 9(k) shall be construed to allow any Series A Preferred Director to usurp a Restricted Series A Potential Business Opportunity of the Company solely for his or her personal benefit.

Despegar.com, Corp.	Page 31

10.	Tax.

(a)

Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Shares to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Schedule 1 as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Series A Preferred Share (or in respect of any payment or distribution (or deemed distribution) with respect to a warrant held by the Holder of such Series A Preferred Share or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Series A Preferred Share or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). The Company shall use commercially reasonable efforts to promptly provide the Holder of such Series A Preferred Share with prior written notice of any amounts that the Company (or its paying agent, as applicable) intends to deduct or withhold from any payment or distribution (or deemed distributions) with respect to such Series A Preferred Shares (or with respect to a warrant held by the Holder of such Series A Preferred Share or upon the exercise thereof) reasonably in advance of the payment or distribution (or deemed distributions) thereof. The Company shall cooperate in good faith with any Holder of Series A Preferred Shares to minimize or eliminate any withholding or deduction described in this paragraph 10(a) on any payments or distributions (or deemed distributions) with respect to Series A Preferred Shares or warrants beneficially owned by the Holder of such Series A Preferred Share, including by giving the Holder of such Series A Preferred Share an opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.

Despegar.com, Corp.	Page 32

(b)

Transfer Taxes. The Company shall be solely responsible for, and fully pay, any and all sales, use, value added, goods and services, documentary, stamp, transfer, stock transfer, real property transfer or gains, indirect taxes or other similar taxes, fees or charges, together with any interest, penalties or additions in respect thereof (including any fees, costs and expenses incurred by the Company in complying with this paragraph 10(b)) (“Transfer Tax”) due on the issue of Series A Preferred Shares or certificates (if any) representing such shares or securities. All necessary tax returns and other documentation with respect to any such Transfer Tax shall be prepared and filed by the Company, and the Company shall provide promptly a copy of such tax returns to the recipient of such Series A Preferred Shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Shares to a beneficial owner other than the initial beneficial owner of the Series A Preferred Shares, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

11.	Transfer Agent, Registrar and Paying Agent.

(a)

The duly appointed Transfer Agent, registrar and paying agent for the Series A Preferred Shares shall be shall be Computershare. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, registrar or paying agent for the Series A Preferred Shares and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

Despegar.com, Corp.	Page 33

SCHEDULE 2

SERIES B PREFERRED SHARES

1.	Classification of shares. This Schedule 2 to the Memorandum sets out the rights, privileges, restrictions and conditions attaching to the Series B Preferred Shares.

2.

Ranking. The Series B Preferred Shares will rank, with respect to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights:

(a)

on a parity basis with the Series A Preferred Shares and each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 2 to the Memorandum, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Parity Shares”);

(b)

junior to each other class or series of shares of the Company hereafter authorized, classified or reclassified in accordance with this Schedule 2 to the Memorandum, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Senior Shares”); and

(c)

senior to the Common Shares and each other class or series of shares of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Shares as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights (such shares, “Junior Shares”).

The Company’s power to issue Parity Shares or Senior Shares shall be subject to the provisions of paragraph 13 of this Schedule 2. The respective definitions of Parity Shares, Senior Shares and Junior Shares shall also include any securities, warrants, rights or options exercisable or exchangeable or convertible into any of the Parity Shares, Senior Shares or Junior Shares, as the case may be.

Despegar.com, Corp.	Page 34

3.	Specific Schedule 2 Definitions. As used herein with respect to Series B Preferred Shares and Schedule 2:

“Accrued Dividends” means, as of any date, with respect to any Series B Preferred Share, all Dividends that have accrued through the most recent Dividend Payment Date on or prior to such date on such Series B Preferred Share pursuant to paragraph 4(b) of this Schedule 2, whether or not declared, but that have not, as of such date, been paid in cash;

“Additional Financing Transaction” a financing transaction on terms reasonably acceptable to the Investor; provided that an Additional Financing Transaction shall be deemed acceptable by the Investor so long as long as it meets the Additional Financing Transaction Requirements;

“Additional Financing Transaction Requirements” means an Additional Financing Transaction that is either (a) an issuance by the Company of debt or preferred shares with aggregate proceeds of at least $125.0 million and with (i) no stated maturity or unconditional investor put right prior to the fifth anniversary of the closing of such transaction, (ii) interest coupon or required dividends in cash not greater than 10.0% per annum, and (iii) conversion or exchange or warrant exercise as of the closing of such transaction of no more than 12,000,000 Common Shares; or (b) an issuance of preferred shares of the Company with aggregate proceeds of at least $50.0 million on terms substantially identical to the Series B Preferred Shares.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the British Virgin Islands or, for purposes of this Schedule 2 to the Memorandum only, the United Arab Emirates, are authorized or required by law to be closed.

“Change of Control” shall mean (i) any Person or Group (other than the Investor), in a single transaction or in a related series of transactions, by way of merger, consolidation, other business combination transaction, contract or otherwise, acquiring beneficial ownership representing more than 50% of the total voting power of the Common Shares or the right to appoint a majority of the Board of Directors; (ii) the Common Shares are no longer listed or admitted to trading on the New York Stock Exchange or another National Securities Exchange; (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition (including by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Group (other than the Investor); or (iv) any transaction or event that constitutes a “change of control” under any of the Company’s then-outstanding Indebtedness;

Despegar.com, Corp.	Page 35

“Change of Control Notice” has the meaning given to it in paragraph 6(b) of this Schedule 2;

“close of business” means 5:00 p.m. (New York City time);

“Closing Date” means the date the Series B Preferred Shares were first issued by the Company;

“Closing Price” of the Common Shares on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Shares on the New York Stock Exchange on such date. If the Common Shares are not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Shares is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Shares is so listed or quoted, or, if the Common Shares are not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by an Independent Financial Advisor retained by the Company for such purpose;

“Company Optional Conversion” has the meaning given to it in paragraph 9(a) of this Schedule 2;

“Company Optional Conversion Date” has the meaning given to it in paragraph 9(a) of this Schedule 2;

“Company Optional Conversion Price” means, (i) from the third to, but not including, the fifth anniversary of the Closing Date, 150% of the Conversion Price, (ii) from the fifth to, but not including, the seventh anniversary of the Closing Date, 135% of the Conversion Price and (iii) on and after the seventh anniversary of the Closing Date, the Conversion Price.

“Competitor” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the business of travel distribution;

“Constituent Person” has the meaning given to it in paragraph 12(a) of this Schedule 2;

Despegar.com, Corp.	Page 36

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Preferred Shares, and its successors and assigns.

“Conversion Amount” has the meaning given to it in paragraph 8(a) of this Schedule 2.

“Conversion Date” has the meaning given to it in paragraph 10(a) of this Schedule 2.

“Conversion Notice” has the meaning given to it in paragraph 10(a)(i) of this Schedule 2;

“Conversion Price” means, for each Series B Preferred Share, a USD amount equal to $1,000 divided by the Conversion Rate;

“Conversion Rate” means, for each share of Series B Preferred Shares, 108.1081 Common Shares, subject to adjustment as set forth herein.

“Covered Repurchase” has the meaning given to it in paragraph 11(a)(iii) of this Schedule 2;

“Current Market Price” per Common Share, as of any date of determination, means the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in paragraph 11 of this Schedule 2;

“Distributed Property” has the meaning set forth in paragraph 11(a)(iv) of this Schedule 2;

“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Shares, whether by means of a spin-off, split-off, redemption, reclassification, exchange, share dividend, share distribution, rights offering or similar transaction;

“Dividends” has the meaning given to it in paragraph 4(a) of this Schedule 2;

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2020 (the “Initial Dividend Payment Date”); provided that, if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest;

“Dividend Payment Period” means, the period from and including the Closing Date to, but excluding, the Initial Dividend Payment Date and, subsequent to such Initial Dividend Payment Date, the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date;

Despegar.com, Corp.	Page 37

“Dividend Rate” means 4% per annum.

“Dividend Record Date” has the meaning given to it in paragraph 4(a) of this Schedule 2;

“Exchange Property” has the meaning given to it in paragraph 12(a)(iii) of this Schedule 2;

“Expiration Date” has the meaning given to it in paragraph 11(a)(iii) of this Schedule 2;

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof;

“Group” has the meaning given to it in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act;

“Holder” means a Person in whose name Series B Preferred Shares are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the Series B Preferred Shares for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received Series B Preferred Shares in violation of the terms of the Investment Agreement or the Memorandum or Articles shall be a Holder and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series B Preferred Shares were registered immediately prior to such transfer shall remain the Holder of such shares;

“Indebtedness” means, without duplication, (a) all obligations of the Company or any of its subsidiaries for borrowed money, (b) all obligations of the Company or any or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, and (c) all guarantees by the Company or any of its subsidiaries of any Indebtedness (as described in clauses (a) and (b) of this definition) of any other Person;

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its subsidiaries;

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing;

Despegar.com, Corp.	Page 38

“Initial Stated Value” means an amount equal to the quotient obtained by dividing (i) US$50,000,000 by (ii) the number of Series B Preferred Shares issued and outstanding as at the Closing Date;

“Investment Agreement” means that certain Investment Agreement, dated as of August 20, 2020 between the Investor and the Company.

“Investor” means the holder of all of the Series B Preferred Shares as at the Closing Date;

“Junior Shares” has the meaning given to it in paragraph 2(c) of this Schedule;

“Liquidation Preference” means, with respect to any Series B Preferred Share, as of any date, the greater of: (i) the Stated Value plus, without duplication, any accrued and unpaid Dividends with respect to such Series B Preferred Share as of immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (to the extent such accrued and unpaid Dividend is not included in the Stated Value already) and (ii) the amount that a Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8(a) of this Schedule 2 immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

“Market Disruption Event” means any of the following events:

(a) any suspension of, or limitation imposed on, trading of the Common Shares by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Shares or options contracts relating to the Common Shares on the Relevant Exchange; or

(b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per Common Share, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Shares on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Shares on the Relevant Exchange;

Despegar.com, Corp.	Page 39

“Notice of Company Optional Conversion” has the meaning given to it in paragraph 9(b) of this Schedule 2;

“Notice of Optional Redemption” has the meaning given to it in paragraph 7(b) of this Schedule 2;

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Optional Redemption” has the meaning given to it in paragraph 7(a) of this Schedule 2;

“Parity Shares” has the meaning given to it in paragraph 2(a) of this Schedule 2;

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity;

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Shares have the right to receive any cash, securities or other property or in which the Common Shares are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise);

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Preferred Shares, and its successors and assigns;

“Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”;

“Reorganization Event” has the meaning given to it in paragraph 12(a) of this Schedule 2;

“Redemption Date” means with respect to the redemption of Series B Preferred Shares pursuant to this Schedule 2, the date on which the applicable redemption consideration for the Series B Preferred Shares redeemed is paid or delivered;

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in

Despegar.com, Corp.	Page 40

connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series B Preferred Shares not to constitute or be deemed as “indebtedness”, “disqualified stock”, “disqualified capital stock”, “disqualified equity interests”, or similar instruments, however denominated, under the terms of any Indebtedness Agreement;

“Series B Investor Approval” has the meaning given to it in paragraph 13 of this Schedule 2;

“Series B Preferred Director” has the meaning given to it in paragraph 14(a) of this Schedule 2;

“Series B Preferred Majority Approval” has the meaning given to it in paragraph 14 of this Schedule 2;

“Series B Preferred Observer” has the meaning given to it in paragraph 14(a) of this Schedule 2;

“Series B Reserved Matters” has the meaning given to it in paragraph 13 of this Schedule 2;

“Stated Value” means the Initial Stated Value plus any Accrued Dividends per Series B Preferred Share;

Despegar.com, Corp.	Page 41

“Supplier” means any Person which engages, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing of formed hereafter)), in the air travel or lodging business;

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event;

“Transfer Agent” means the Person acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series B Preferred Shares, and its successors and assigns.

“Trigger Event” has the meaning given to it in paragraph 11(a)(vii) of this Schedule 2;

“USD” or “US$” means the lawful currency for the time being of the United States of America;

“VWAP” per Common Share on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “DESP US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company);

4.	Dividends.

(a)	Dividends. Holders shall be entitled to receive a coupon of the type and in the amount in USD determined as set forth in this paragraph 4 (such coupon, “Dividends”).

(b)

Accrual of Dividends. Dividends on each Series B Preferred Share (i) shall accrue on the Stated Value on a daily basis from and including the Closing Date, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below, and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the Initial Dividend Payment Date. Dividends on the Series B Preferred Shares shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any Series B Preferred Share for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this paragraph 4(b) with respect to such share during such Dividend Payment Period.

Despegar.com, Corp.	Page 42

(c)

Payment of Dividends and Arrears. Dividends shall be payable, at the Company’s option, either (i) in cash or (ii) by increasing the amount of Accrued Dividends in an amount equal to the amount of the Dividend to be paid. If the Company does not declare and pay in cash pursuant to this paragraph 4(c) a full Dividend on each Series B Preferred Share on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person.

(d)

Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date, whether or not such day is a Business Day (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

(e)

Participation in Common Share Dividends. In addition to the Dividends, the Series B Preferred Shares will be entitled to participate in dividends and other distributions declared and made on the Common Shares pari passu on an as-converted basis. For these purposes, the number of Common Shares into which the Series B Preferred Shares are entitled to convert shall be determined at the applicable Conversion Rate pursuant to paragraph 8(a) on the record date for determining those shareholders entitled to participate in the dividend or other distribution or, if no record date is fixed, the date the dividend or distribution is made.

Despegar.com, Corp.	Page 43

(f)

Conversion Following a Record Date. If the Conversion Date for any Series B Preferred Shares is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under paragraph 8(a) or paragraph 9(a) of this Schedule 2, as applicable. If the Conversion Date for any Series B Preferred Shares is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under paragraph 8(a) or paragraph 9(a) of this Schedule 2, as applicable, with respect to such Conversion Date.

5.	Liquidation Rights

(a)

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Shares (including, without limitation, the Common Shares), and subject to the rights of the holders of any Senior Shares or Parity Shares and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series B Preferred Share equal to the Liquidation Preference with respect to such Series B Preferred Share. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this paragraph 5(a), and after such receipt, and will have no right or claim to any of the Company’s remaining assets. For the avoidance of doubt, Series A Preferred Shares and Series B Preferred Shares shall rank equally in their entitlement to liquidation distributions, but shall rank in priority as to any liquidation distribution on the Common Shares.

Despegar.com, Corp.	Page 44

(b)

Partial Payment. If in connection with any distribution described in paragraph 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to paragraph 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Shares, the amounts distributed to the Holders and to the holders of all such Parity Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full. For the avoidance of doubt, if this paragraph 5(b) applies in respect of any liquidating distribution to the Series A Preferred Shares and the Series B Preferred Shares:

(i)

the amounts available for distribution will be allocated between the Series A Preferred Shares and the Series B Preferred Shares based on the same proportion as the respective liquidation preference of each series bears to the total aggregate liquidation preference of both series of shares; and

(ii)	each Preferred Share of a particular series shall share equally in the amount allocated and paid in respect of that series.

(c)

Merger, Consolidation and Sale of Assets. For purposes of this paragraph 5, the sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, scheme or arrangement, plan of arrangement, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

(d)

Without prejudice to paragraph 6 of this Schedule 2, if the Company is acquired, merges, or sells all or substantially all of its property and assets, the Series B Preferred Shares will, upon a Series B Preferred Majority Approval being served upon the Company, be entitled to participate in the proceeds of such acquisition, merger or sale with the Common Shares on a pari passu as converted basis (calculated at the Conversion Rate pursuant to paragraph 8(a) on the date immediately preceding the closing of such transaction) and the Company shall ensure any such transaction is structured such that the relevant portion of consideration due to the holders of Series B Preferred Shares is paid on this basis.

Despegar.com, Corp.	Page 45

6.	Change of Control Redemption.

(a)

Upon the occurrence of a Change of Control at any time prior to the seventh anniversary of the Closing Date, as a condition to, and contemporaneously with, the consummation of the Change of Control, the Company shall be obliged to redeem all (but not part of) each Holder’s then outstanding Series B Preferred Shares, at a cash price per share equal to the greater of:

(i)

110.0 % of the Stated Value as at the close of business on the Redemption Date plus, without duplication, any accrued and unpaid Dividends from the immediately preceding Dividend Payment Date to, but excluding, the Redemption Date; and

(ii)

the amount that such Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8 of this Schedule 2 immediately prior to any Change of Control.

Upon the occurrence of a Change of Control at any time on or following the seventh anniversary of the Closing Date, as a condition to, and contemporaneously with, the consummation of the Change of Control, the Company shall be obliged to redeem all (but not part of) each Holder’s then outstanding Series B Preferred Shares, at a cash price per share equal to:

(x)

100.0 % of the Stated Value as at the close of business on the Redemption Date plus, without duplication, any accrued and unpaid Dividends from the immediately preceding Dividend Payment Date to, but excluding, the Redemption Date; or

(y)

if greater, the amount that such Holder would have received had such Series B Preferred Share been converted into Common Shares pursuant to paragraph 8 of this Schedule 2 immediately prior to any Change of Control, provided always that the Holder shall not be entitled to this greater amount if the Holder was (x) duly served with a Change of Control notice as required by paragraph 6(b) of this Schedule 2; and (y) has declined by written notice to the Company a written request by the Company to convert its Series B Preferred Shares, or has only elected to convert a portion of its Series B Preferred Shares, pursuant to paragraph 8 of this Schedule 2 in connection with such Change of Control (provided that the Holder shall be deemed to have declined such a request if it fails to respond in writing to the Company to such written request within 10 Business Days of receipt).

Despegar.com, Corp.	Page 46

The Company’s obligation to repurchase any Series B Preferred Shares pursuant to the provisions of this paragraph 6(a) shall be subject to each Holder’s rights to convert his Series B Preferred Shares in accordance with the provisions of paragraph 8 of this Schedule 2.

(b)

Procedure for Change of Control Redemption. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated; (iii) the redemption price per share to be paid in connection with such Change of Control; and (iv) the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control. Promptly following receipt of any Change of Control Notice, the Holder shall deliver a written notice to the Company containing wire transfer instructions for the payment of the redemption price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice). The Company will, as promptly as practicable, deliver to such Holder at its address as it appears in the records of the Company written instructions stating the expected time and place or places at which the Series B Preferred Shares to be redeemed shall, upon presentation and surrender of the certificates evidencing such Series B Preferred Shares (if any), be redeemed on the date of the Change of Control.

(c)

Delivery upon Change of Control. Upon the consummation of a Change of Control, after the Satisfaction of the Indebtedness Obligations and subject to paragraph 6(e) below and subject to the Holder properly surrendering the certificates evidencing the applicable Series B Preferred Shares, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable redemption price with respect to each of such Holder’s Series B Preferred Shares redeemed.

Despegar.com, Corp.	Page 47

(d)	[Reserved].

(e)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series B Preferred Shares redeemed pursuant to this paragraph 6, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(f)	Status of Redeemed Shares. Series B Preferred Shares redeemed in accordance with this paragraph 6 shall be cancelled or held by the Company as treasury shares.

(g)	[Reserved].

7.	Redemption at the Option of the Company.

(a)

Optional Redemption. The Company will have the right, but not the obligation, to redeem for cash, at any time on or after the seventh anniversary of the Closing Date, all (but not part) of the outstanding Series B Preferred Shares (an “Optional Redemption”) upon giving the notice described in paragraph 7(b) below, at a price per Series B Preferred Share equal to the Conversion Amount.

(b)

Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they shall appear on the records of the Company, a written notice (i) notifying such holders of the election of the Company to redeem such Series B Preferred Shares, the number of Series B Preferred Shares to be redeemed from such holder, and the Redemption Date, and (ii) stating the place or places at which the Series B Preferred Shares called for redemption shall, upon presentation and surrender of the certificates evidencing such Series B Preferred Shares, be redeemed (and other instructions a Holder must follow to receive payment), and the redemption price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders.

Despegar.com, Corp.	Page 48

(c)

Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any Series B Preferred Shares redeemed pursuant to this paragraph 7, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding and the Holders shall cease to have the rights of Members in respect of such shares (except the right to be paid the applicable redemption price).

(d)	Status of Redeemed Shares. Series B Preferred Shares redeemed in accordance with this paragraph 7 shall be cancelled or held by the Company as treasury shares.

8.	Right of the Holders to Convert.

(a)

Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in paragraph 10 of this Schedule 2, to convert all or a part of such Holder’s Series B Preferred Shares at any time into (i) the number of Common Shares per Series B Preferred Share equal to the quotient of (A) the sum of the Stated Value plus, without duplication, any accrued and unpaid Dividends with respect to such Series B Preferred Share as of the applicable Conversion Date (to the extent such accrued and unpaid Dividend is not included in the Stated Value already) (such sum, the “Conversion Amount”) divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2. The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Shares from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 5,000 Series B Preferred Shares (unless such conversion relates to all Series B Preferred Shares held by such Holder).

(b)

The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares, solely for issuance upon the conversion of the Series B Preferred Shares, such number of Common Shares as shall from time to time be issuable upon the conversion of all the Series B Preferred Shares then outstanding. Any Common Shares issued upon conversion of Series B Preferred Shares shall be duly authorized, validly issued, fully paid and nonassessable.

Despegar.com, Corp.	Page 49

9.	Optional Conversion by the Company.

(a)

At any time from and after the third anniversary of the Closing Date, if the VWAP per Common Share was greater than the applicable Company Optional Conversion Price for at least ten (10) consecutive Trading Days immediately preceding a Notice of Company Optional Conversion, the Company may elect to convert (a “Company Optional Conversion”) all, but not less than all, of the outstanding Series B Preferred Shares into Common Shares (the date selected by the Company for any Company Optional Conversion pursuant to this paragraph (a), the “Company Optional Conversion Date”). In the case of a Company Optional Conversion, each Series B Preferred Share then outstanding shall be converted into (i) (A) from and after the third anniversary of the Closing Date to, but not including, the seventh anniversary of the Closing Date, the number of Common Shares equal to the quotient of (1) 105% of the Conversion Amount as of the Company Optional Conversion Date divided by (2) the Conversion Price of such share in effect as of the Company Optional Conversion Date or (B) from and after the seventh anniversary of the Closing Date, the number of Common Shares equal to the Conversion Amount divided by the lower of (1) the VWAP per Common Share on the 15 Trading Days immediately preceding the Company Optional Conversion Date or (2) the price per Common Share on the Trading Day immediately preceding the Company Optional Conversion Date plus (ii) cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2.

(b)

Notice of Company Optional Conversion. If the Company elects to effect a Company Optional Conversion, the Company shall provide notice of such Company Optional Conversion to each Holder (such notice, a “Notice of Company Optional Conversion”). The Company Optional Conversion Date selected by the Company shall be the Business Day immediately following after the date on which the Company provides the Notice of Company Optional Conversion to the Holders. The Notice of Company Optional Conversion shall state the Conversion Rate as in effect on the Company Optional Conversion Date, the number of Common Shares to be issued to such Holder upon conversion of each Series B Preferred Share held by such Holder and, if applicable, the amount of Accrued Dividends as of the Company Optional Conversion Date and the amount of cash to be paid in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2.

Despegar.com, Corp.	Page 50

10.	Conversion Procedures and Effect of Conversion.

(a)	Conversion Procedure. A Holder must do each of the following in order to convert Series B Preferred Shares pursuant to paragraph 8 and paragraph 9 of this Schedule 2:

(i)

in the case of a conversion pursuant to paragraph 8(a) of this Schedule 2, complete and manually sign the conversion notice provided by the Conversion Agent (the “Conversion Notice”), and deliver such notice to the Conversion Agent;

(ii)	deliver to the Conversion Agent the certificate or certificates (if any) representing the Series B Preferred Shares to be converted;

(iii)	if required, furnish appropriate endorsements and transfer documents; and

(iv)	if required, pay any stock transfer, documentary, stamp or similar taxes.

The foregoing paragraphs (ii), (iii) and (iv) shall be conditions to the issuance of Common Shares to the Holders in the event of a Company Optional Conversion pursuant to paragraph 9 of this Schedule 2 (but, for the avoidance of doubt, not to the Company Optional Conversion of the Series B Preferred Shares on the Company Optional Conversion Date). All Common Shares deliverable in respect of a Company Optional Conversion shall be delivered by book-entry.

The “Conversion Date” means (A) with respect to conversion of any Series B Preferred Shares at the option of any Holder pursuant to paragraph 8(a) of this Schedule 2, the date on which such Holder complies with the procedures in this paragraph 10(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to a Company Optional Conversion pursuant to paragraph 9(a) of this Schedule 2, the Company Optional Conversion Date.

(b)

Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any Series B Preferred Shares, Dividends shall no longer accrue or be declared on any such Series B Preferred Shares, and such Series B Preferred Shares shall cease to be outstanding.

Despegar.com, Corp.	Page 51

(c)

Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares and, to the extent applicable, cash, securities or other property issuable upon conversion of Series B Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Common Shares and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures contained in paragraph 10(a) of this Schedule 2 (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in paragraph 11(h) of this Schedule 2 and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of Common Shares, securities or other property shall be made by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to paragraph 8(a) of this Schedule 2) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Company Optional Conversion). In the event that a Holder shall not by written notice designate the name in which Common Shares (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of Series B Preferred Shares should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

11.	Anti-Dilution Adjustments.

(a)

Adjustments. The Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if all Holders of the Series B Preferred Shares participate, at the same time and upon the same terms as holders of Common Shares and solely as a result of holding Series B Preferred Shares, in any transaction described in this paragraph 11(a), without having to convert their Series B Preferred Shares, as if they held a number of Common Shares equal to the Conversion Rate multiplied by the number of Series B Preferred Shares held by such Holders

Despegar.com, Corp.	Page 52

(i)

The issuance of Common Shares as a dividend or distribution to all or substantially all holders of Common Shares, or a subdivision or combination of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of Common Shares outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of Common Shares that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

Despegar.com, Corp.	Page 53

(ii)

The dividend, distribution or other issuance to all or substantially all holders of Common Shares of rights (other than rights, options or warrants distributed in connection with a shareholder rights plan (in which event the provisions of paragraph 11(a)(vii) of this Schedule 2 shall apply)), options or warrants entitling them to subscribe for or purchase Common Shares for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of Common Shares outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of Common Shares issuable pursuant to such rights, options or warrants

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.

For purposes of this paragraph (ii), in determining whether any rights, options or warrants entitle the holders to purchase the Common Shares at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Despegar.com, Corp.	Page 54

Any adjustment made pursuant to this paragraph (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered.

(iii) The Company or one or more of its subsidiaries purchases Common Shares pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to paragraph 11(a)(v)) by the Company or a subsidiary of the Company for all or any portion of the Common Shares, or otherwise acquires Common Shares (except (1) in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act, (2) through an “accelerated share repurchase” on customary terms or (3) in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per Common Share validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or Common Shares are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)

Despegar.com, Corp.	Page 55

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares in the aggregate validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of Common Shares outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of Common Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required under this paragraph 11(a)(iii), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this paragraph 11(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this paragraph 11(a)(iii).

Despegar.com, Corp.	Page 56

In the event that the Company or any of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer, exchange offer or other commitment to acquire Common Shares through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)

The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Shares (other than for cash in lieu of fractional shares), shares of any class, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in paragraph 11(a)(i) or paragraph 11(a)(ii) hereof, (B) Distribution Transactions as to which paragraph 11(a)(v) of this Schedule 2 shall apply, (C) dividends or distributions paid exclusively in cash as to which paragraph 11(a)(vi) of this Schedule 2 shall apply and (D) rights, options or warrants distributed in connection with a shareholder rights plan as to which paragraph 11(a)(vii) of this Schedule 2 shall apply (any of such shares, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding Common Share on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the

Despegar.com, Corp.	Page 57

Company shall distribute to each holder of Series B Preferred Shares on the date the applicable Distributed Property is distributed to holders of Common Shares, but without requiring such holder to convert its Series B Preferred Shares, in respect of each Series B Preferred Share held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for the number of shares or other interests distributed per Common Share to holders of Common Shares on the principal United States securities exchange or automated quotation system on which such shares or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

Despegar.com, Corp.	Page 58

MP0 = the arithmetic average of the VWAP per Common Share for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required under this paragraph 11(a)(v), delivery of any additional Common Shares that may be deliverable upon conversion as a result of an adjustment required under this paragraph 11(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this paragraph 11(a)(v).

(vi)	The Company pays a cash dividend or distribution to all or substantially all holders of Common Shares, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [SP0 / (SP0 – C)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per Common Share the Company distributes to all or substantially all holders of its Common Shares; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series B Preferred Shares on the date the applicable cash dividend or distribution is made to holders of Common Shares, but without requiring such holder to convert its Series B Preferred Shares, in respect of each Series B Preferred Share held by such holder, the amount of cash such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date for such dividend or distribution

Despegar.com, Corp.	Page 59

Any adjustment made pursuant to this paragraph (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such had dividend or distribution not been declared.

(vii)

If the Company has a shareholder rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Series B Preferred Shares, Holders of such shares will receive, in addition to the applicable number of Common Shares, the rights under such rights plan relating to such Common Shares, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the Common Shares (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Shares as described in paragraph 11(a)(ii) of this Schedule 2 (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such paragraph 11(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such shareholder rights are exchanged by the Company for Common Shares or other property or securities, the Conversion Rate shall be appropriately readjusted as if such shareholder rights had not been issued, but the Company had instead issued such Common Shares or other property or securities as a dividend or distribution of Common Shares pursuant to paragraph 11(a)(i) or paragraph 11(a)(iv) of this Schedule 2, as applicable

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of Common Shares actually issued pursuant to such rights.

Despegar.com, Corp.	Page 60

Notwithstanding anything to the contrary in this paragraph 11(a)(vii), no adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such shareholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series B Preferred Shares in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.

(b)

Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date.

(c)	When No Adjustment Required.

(i)

Except as otherwise provided in this paragraph 11, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, or for the repurchase of Common Shares.

(ii)

Except as otherwise provided in this paragraph 11, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(iii)

No adjustment to the Conversion Rate will be made: (A) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and

Despegar.com, Corp.	Page 61

whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions; (B) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries or of any employee agreements or arrangements or programs; (C) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series B Preferred Shares; (D) for a change in the par value of the Common Shares; or (E) as a result of the Additional Financing Transaction, including the issuance of any Common Shares as a result of the exercise of warrants issued pursuant thereto.

(d)

Successive Adjustments. After an adjustment to the Conversion Rate under this paragraph 11, any subsequent event requiring an adjustment under this paragraph 11 shall cause an adjustment to each such Conversion Rate as so adjusted

(e)

Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this paragraph 11 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this paragraph 11 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f)

Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this paragraph 11 the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)

compute the adjusted applicable Conversion Rate in accordance with this paragraph 11 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

Despegar.com, Corp.	Page 62

(ii)

provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(g)

Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this paragraph 11(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series B Preferred Shares and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Common Shares pursuant to the conversion of Series B Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this paragraph 11.

(h)

Fractional Shares. No fractional Common Shares will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a Common Share multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole Common Share. In order to determine whether the number of Common Shares to be delivered to a Holder upon the conversion of such Holder’s Series B Preferred Shares will include a fractional share, such determination shall be based on the aggregate number of Series B Preferred Shares of such Holder that are being converted on any single Conversion Date.

Despegar.com, Corp.	Page 63

12.	Adjustments for Reorganization Events.

(a)	Reorganization Events. To the extent the Series B Preferred Shares are not redeemed in full pursuant to paragraph 6 of this Schedule 2, in the event of:

(i)

any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Shares is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii)

any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Share are converted into cash, securities or other property; or

(iii)

any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares into other securities;

each of which is referred to as a “Reorganization Event”), each Series B Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to paragraph 12(d) and paragraph 13(b) of this Schedule 2, remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such Series B Preferred Shares would have received in such Reorganization Event had such Holder converted its Series B Preferred Shares into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the Stated Value per Series B Preferred Share outstanding at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of

Despegar.com, Corp.	Page 64

Common Shares held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this paragraph (a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(b)

Successive Reorganization Events. The above provisions of this paragraph 12 shall similarly apply to successive Reorganization Events and the provisions of paragraph 11 of this Schedule 2 shall apply to any shares received by the holders of the Common Shares in any such Reorganization Event

(c)

Reorganization Event Notice. The Company (or any successor) shall, no less than ten (10) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this paragraph 12.

(d)

Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this paragraph 12, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Shares into shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Despegar.com, Corp.	Page 65

13.	Series B Reserved Matters.

Without prejudice to the Series A Reserved Matters, for so long as the Investor holds Series B Preferred Shares representing not less than 50% of the issued and outstanding Series B Preferred Shares held by the Investor as at the Closing Date (subject to any adjustments made after the Closing Date in accordance with this Schedule 2), in addition to any other vote or approval required under the Memorandum or the Articles, the Company shall not take, permit to occur, approve, authorise or agree or commit to do any of the following without the prior written approval of the Investor (the “Series B Investor Approval”), whether or not such consent is required pursuant to the Act (the “Series B Reserved Matters”):

(a)

authorize, create, or issue of any equity securities of the Company having rights, preferences, or privileges senior to or on a parity with any of the rights, preferences, or privileges of the Series B Preferred Shares; provided that, for the avoidance of doubt, that the Company may, without Series B Investor Approval, authorize, create and issue debt, Common Shares and instruments convertible for or exchangeable for Common Shares, in addition to the Additional Financing Transaction;

(b)	amend, modify or repeal any of the provisions of the Memorandum or Articles in a manner that would have an adverse effect on the rights, preferences or privileges of the Series B Preferred Shares;

(c)

change the maximum number of directors of the Company to a number greater than 8 individuals (except as contemplated by the terms of any Additional Financing Transaction accepted by the Investor, in which case the authorized number of directors permitted under this paragraph 13(c) shall be increased accordingly); provided that, notwithstanding the foregoing, the Company may increase the maximum number of directors of the Company without Series B Investor Approval if the Series B Preferred Director votes in favor of such increase;

(d)

enter into any transaction with any current director or officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person (i) in excess of $1,000,000 or (ii) involving the transfer of any intellectual property by the Company, except in each case of (i) and (ii) for (A) compensation arrangements for services provided to the Company, as any

Despegar.com, Corp.	Page 66

employee, consultant, director or otherwise, that are approved by the Board, (B) transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms, (C) the repurchase of Common Shares in accordance with this Schedule 2, (D) any transaction between the Company and any of its subsidiaries, (E) any transaction between subsidiaries of the Company, and (F) any transaction between the Company or any of its subsidiaries, on the one hand, and Expedia or any of its Affiliates, on the other hand, including without limitation amendments or modifications to, or waivers of, the terms and conditions of that certain Amended and Restated Lodging and Outsourcing Agreement, dated as of July 12, 2017, by and among Expedia, Travel Reservations S.R.L., Decolar.com, Inc. and each of the subsidiaries thereof party thereto, as may be amended from time to time;

(e)	declare or pay any dividend or other distribution, except the Company may, without Series B Investor Approval (but without prejudice to paragraph 4(e)); declare and pay any dividend or distribution:

(i)	in respect of the Series B Preferred Shares in accordance with the terms of this Schedule 2;

(ii)	in respect of the Series A Preferred Shares in accordance with the provisions of Schedule 1 to the Memorandum;

(iii)	in respect of any other any future Senior Shares or Parity Shares issued in accordance with this Memorandum and the Articles;

(iv)

if, at the time of such dividend or distribution, the Company’s Adjusted EBITDA for the preceding two quarters, ending at the end of the last quarter for which the Company has publicly reported financial results, was positive; or

(v)

in connection with the implementation of a shareholder rights or similar plan, or the redemption or repurchase of any rights under such plan, in each case, that has been approved by the Board in good faith as a defensive measure;

Despegar.com, Corp.	Page 67

(f)

redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Common Shares; provided that the Company may (i) repurchase of Common Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal or (ii) repurchase or redeem of any Common Shares offered or made proportionally to all holders of Common Shares; provided further, that the Company may, without Series B Investor Approval, redeem, purchase or otherwise acquire any Common Shares so long as, at the time of such redemption, purchase or acquisition, the Company’s Adjusted EBITDA for the preceding two quarters, ending at the end of the last quarter for which the Company has publicly reported financial results, was positive;

(g)	effect a conversion of the Company into a different legal form;

(h)	initiate any voluntary dissolution or liquidation of the Company or any of its subsidiaries;

(i)	effect any recapitalization or reorganization of the Company or continue or re-domicile the Company in any jurisdiction other than the British Virgin Islands; and

(j)	enter into any exclusive license for all or substantially all of the Company’s products or technologies to a third party (other than a subsidiary or Affiliate of the Company).

14.	Director and Observer Rights.

(a)

For as long as the Investor holds Series B Preferred Shares (or the Common Shares issued upon conversion thereof in accordance with the provisions of this Schedule 2) representing not less than 50% of the issued and outstanding Series B Preferred Shares held by the Investor as at the Closing Date (subject to any adjustments made after the Closing Date in accordance with this Schedule 2), the Holders of a majority of the Series B Preferred Share Outstanding at such time (the “Series B Preferred Majority Approval”) will have the right to appoint one director to the Board (a “Series B Preferred Director”) and shall also be entitled to appoint one observer to attend (but not vote at) meetings of the Board (the “Series B Preferred Observer”). For so long as the Investor has the right to appoint a director pursuant to this paragraph 14(a), the Series B Preferred Director shall be appointed by Series B Preferred Majority Approval and such appointment shall take effect on such Series B Preferred Majority Approval having been served upon the Company.

Despegar.com, Corp.	Page 68

(b)

If the Investor or the Company converts the Series B Preferred Shares in full pursuant to paragraphs 8 or 9, as applicable, the Investor shall continue to have the right to nominate and have appointed a director (who shall deemed to be the Series B Preferred Director) and the Series B Preferred Observer for as long as the Investor holds Common Shares representing at least 50% of the issued and outstanding Common Shares issued to the Investor at the Conversion Date (subject to any adjustments made after the applicable Conversion Date in accordance with this Schedule 2). The Company shall procure that the Series B Preferred Director duly nominated by the Investor pursuant to this paragraph 14(b) is promptly appointed to the Board.

(c)

For so long as Series B Preferred Shares are outstanding, the Series B Preferred Director may be removed by Series B Preferred Majority Approval and, for so long as the appointment rights in paragraph 14(a) and (b) apply, have the right to appoint another person(s) in his or her place. If the Series B Preferred Shares have been converted into Common Shares, but the appointment rights in paragraph 14(b) still apply, the Board shall, notwithstanding any other provision of this Memorandum or the Articles, have the power at the request of the Investor to remove any Series B Preferred Director and replace that Series B Preferred Director with any other person nominated in accordance with paragraph 14(b). The relevant Holder(s) and/or investor removing and/or nominating to remove the Series B Preferred Director shall indemnify and keep indemnified the Company against any liability arising as a result of the Series B Preferred Director’s removal from office.

(d)

Upon the Investor ceasing to have the right to appoint a director to the Board in accordance with this paragraph 14, the Series B Preferred Director shall automatically vacate office and the Board seat reserved for the Series B Preferred Director shall be eliminated, unless in each case otherwise resolved by Resolution of Directors.

(e)

Observer Rights. For so long as the Investor has the right to appoint an observer pursuant to paragraph 14(a), the Series B Preferred Observer shall be appointed by service on the Company of a written notice:

(i)	signed by the Investor;

Despegar.com, Corp.	Page 69

(ii)	containing the name, residential address and brief biography of the proposed Series B Preferred Observer; and

(iii)	containing a statement confirming the proposed Series B Preferred Observer meets the requirements to act as an observer of the Company set-out in paragraph 14(h) below.

The Series B Preferred Observer may be removed and/or replaced by notice from the Investor. Subject to paragraph 14(h) below, the Series B Preferred Observer will be entitled to receive notice of all meetings of the Board and attend meetings of the Board, but shall have no right to vote on any matter. The Company shall give such Series B Preferred Observer copies of all notices, minutes, consents, and other materials that it provides to the directors, subject to such limitations as may be imposed by the Company, acting reasonably. The rights of the Series B Preferred Observer to receive notice of, and attend, meetings of the Board (and receive any related documents, information or materials) shall automatically terminate upon the Investor ceasing to have the right to appoint a director to the Board in accordance with paragraph 14(a).

(f)

Qualifications of Series B Preferred Director and Series B Preferred Observer. The right to appoint a nominated Series B Preferred Director pursuant to paragraph 14(a) or 14(b) and the appointment of a Series B Preferred Observer (as applicable) shall be subject to (A) the nominated Series B Preferred Director satisfying of all requirements regarding service as a director of the Company under applicable Law, applicable stock exchange rules, Articles 11.5(b), (c) and (d) and Company policies regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company, (B) the nominated Series B Preferred Director not jeopardising the Company’s status as a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act; and (C) such nominated Series B Preferred Director or Series B Preferred Observer not being or becoming a Representative or a significant shareholder of a Competitor or a Supplier. The nominated Series B Preferred Director and Series B Preferred Observer shall make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such nominee’s eligibility and qualification to serve as contemplated hereunder. No nominated Series B Preferred Director or Series B Preferred Observer shall be eligible to serve as a director or act as observer (as applicable) if he or she (x) has been involved in any of the events enumerated

Despegar.com, Corp.	Page 70

under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act, or (y) is subject to any judgment prohibiting service as a director of any public company. In the event that a Series B Preferred Director or Series B Preferred Observer becomes aware that he or she no longer satisfies all the requirements set forth in this paragraph 14(f), the Series B Preferred Director shall immediately resign from the Board and the Series B Preferred Observer shall cease to have the right to receive notice of, and attend, meetings of the Board (as applicable), and the Investor shall be entitled to designate a new Series B Preferred Director and/or Series B Preferred Observer (as applicable), subject to the terms of this paragraph 14. As a condition to the nominated Series B Preferred Director’s election to the Board and a Series B Preferred Observer attending meetings of the Board, each nominated Series B Preferred Director and each Series B Preferred Observer must provide to the Company:

(i)

all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable law, any stock exchange rules or listing standards or the Memorandum and Articles or corporate governance guidelines;

(ii)

all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or observers or satisfying compliance and legal or regulatory obligations;

(iii)

an undertaking in writing (a) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to other non-executive directors of the Company; and (b) at the request of the Board to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Investors or any of their Affiliates, or matters arising under any agreements or transactions with such parties.

Despegar.com, Corp.	Page 71

(g)

Compensation. No Series B Preferred Director or Series B Preferred Observer shall be entitled to any compensation from the Company, other than reimbursement of expenses pursuant to the Company’s reimbursement policies for non-executive directors.

(h)

Information. The Company shall have the right to withhold any information and exclude any Series B Preferred Director and Series B Preferred Observer from all or any portion of any Board or Board committee meeting in the event of a conflict of interest, including in the event that (i) there is any material economic, competitive or other interest of the Investor or its Affiliates in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of such Series B Preferred Director or Series B Preferred Observer, or (ii) the Investor or any of its Affiliates is a counterparty or have a material economic interest in the counterparty in any potential transaction, agreement or arrangement of the Company; provided, that in no event will this paragraph 14(h) be used in any way to materially impair the rights of the Series B Preferred Shares set forth herein. Additionally, the Company shall have the right to exclude any Series B Preferred Director or Series B Preferred Observer from any meeting of the Strategy Committee of the Board if the Investors and their Affiliates beneficially own any equity interest in a Supplier or Competitor of the Company; provided that this sentence shall not apply if the Investors and their Affiliates have beneficial ownership of less than a 5.0% equity interest in a public entity in which the Investors and their Affiliates are passive investors.

15.	Voting Rights.

Each Series B Preferred Share shall have the right to exercise at any meeting of the Members or on any Resolution of Members (voting as a single class with the Common Shares) the number of votes exercisable by the Common Shares into which the Series B Preferred Share is entitled to convert into (in accordance with paragraph 8 of this Schedule 2) on (i) the record date for determining those Shareholders entitled to vote at the relevant meeting of the Members or Resolution of Members; or (ii) if no record date is fixed, the date of the meeting of the Members or Resolution of Members, provided further that the holders of a majority of the Series B Preferred Shares shall have the right to approve the Series B Reserved Matters set out in this Schedule 2.

Despegar.com, Corp.	Page 72

16.	Tax.

(a)

Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series B Preferred Shares to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Schedule 2 as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Series B Preferred Share, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Series B Preferred Share or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand).

(b)

Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of Series B Preferred Shares or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series B Preferred Shares to a beneficial owner other than the initial beneficial owner of the Series B Preferred Shares, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

17.	Transfer Agent, Conversion Agent, Registrar and Paying Agent.

(a)

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B Preferred Shares shall be Computershare. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B Preferred Shares and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof by first class mail, postage prepaid, to the Holders.

Despegar.com, Corp.	Page 73

We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the 10th February, 2017:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

/s/ Michael Wood
Per: Michael Wood
For and on behalf of
Codan Trust Company (B.V.I.) Ltd.

BVI Company Number: 1936519

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

ARTICLES OF ASSOCIATION

OF

Despegar.com, Corp.

(a company limited by shares)

TABLE OF CONTENTS

INTERPRETATION

1.	Definitions

SHARES

2.	Power to Issue Shares
3.	Power of the Company to Purchase its Shares
4.	Certificates for Shares
5.	Fractional Shares
6.	Registered Shareholders
7.	Transfer of Registered Shares
8.	Transmission of Registered Shares
9.	Division and Combination of Shares
10.	Fixing a Record Date

SHAREHOLDER MEETINGS

11.	Meetings of Shareholders

DIRECTORS

12.	Directors

NOTICES

13.	Notices

OFFICERS

14.	Officers and Agents
15.	The Chairman Of The Board
16.	The President and Vice Presidents
17.	The Secretary and Assistant Secretary
18.	The Treasurer And Assistant Treasurers

DISTRIBUTIONS

19.	Distributions and Dividends
20.	Reserve for Distributions

GENERAL PROVISIONS

21.	Checks
22.	Fiscal Year
23.	Corporate Seal

DIRECTOR CONFLICTS AND INDEMNIFICATION

24.	Indemnification
25.	Conflicts of Interest
26.	Expedia Directors

CORPORATE RECORDS

27.	Documents to be Kept

ACCOUNTS

28.	Books of Account
29.	Form of Records
30.	Financial Statements

AUDITS

31.	Audit
32.	Appointment of Auditor

VOLUNTARY LIQUIDATION

33.	Liquidation

SECTION 175 AND CONTINUATION

34.	Section 175
35.	Continuation under Foreign Law

EXCLUSIVE JURISDICTION

36.	Exclusive Jurisdiction

Despegar.com, Corp.	Page 1

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	means the BVI Business Companies Act, 2004, as from time to time amended or restated;

Additional Class of Shares	has the meaning given to it in Clause 7 of the Memorandum;

Adjusted EBITDA	means consolidated net income (loss), minus (i) financial income (expense), (ii) income tax, (iii) depreciation, (iv) amortization, (v) impairment of long-lived assets, and (vi) stock-based compensation expense;

Affiliates	as such term is defined in Rule 405 promulgated under the Exchange Act, provided that, for the purposes of Schedule 1 and Schedule 2, “Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of any holder of Preferred Shares or any of its Affiliates, and (ii) portfolio companies of any holder of Preferred Shares or any Affiliate thereof shall not be deemed to be Affiliates of such holder solely to the extent that any such portfolio company has not received any confidential information pertaining to the Company from any holder (provided that no Person will be deemed to be in receipt of any confidential information solely because any such person serves as a director, officer or employee of such portfolio company). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean

Despegar.com, Corp.	Page 2

the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Annual Meeting	has the meaning given to it in Article 11.1(a);

Articles	means these Articles of Association as originally registered or as from time to time amended or restated;

Associates	as such term is defined in Rule 405 promulgated under the Exchange Act;

Available Board Seats	has the meaning given to it in Article 12.3(b)(i);

Beneficial Owners	as such term is defined in Rule 13d-3 promulgated under the Exchange Act;

Board of Directors or Board	means the board of directors appointed or elected pursuant to these Articles and acting by Resolution of Directors or, where the context so requires, acting by Special Resolution of Directors;

Business Day	means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or banks in the British Virgin Islands are authorized or required by law to be closed;

Candidates	has the meaning given to it in Article 12.3(b)(i);

Chairman	means the Chairman of the Board of Directors appointed pursuant to Article 14.1 from time to time or, where the context requires, a person acting as Chairman pursuant to Article 15.2;

Class I Directors	has the meaning given to it in Article 12.2;

Despegar.com, Corp.	Page 3

Class II Directors	has the meaning given to it in Article 12.2;

Class III Directors	has the meaning given to it in Article 12.2;

Common Shares	has the meaning given to it in Clause 5 of the Memorandum;

Company	means Despegar.com, Corp.;

Derivative Instrument	means any option, warrant, convertible security, share appreciation right, swap, hedge, stock borrowing agreement, contract for difference, synthetic interest or other contractual right relating to any class or series of shares of the Company, including without limitation (i) any right whose value is linked to the price of any class or series of shares of the Company or which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or otherwise; (ii) any other direct or indirect right, agreement, understanding or arrangement to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Company; and (iii) any right, agreement, understanding or arrangement that increases or decreases the voting power or distribution rights of any person or entity with respect to any class or series of shares of the Company;

Dispute	has the meaning given to it in Article 36.4;

Distribution	means: (a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or

Despegar.com, Corp.	Page 4

(b)   the incurring of a debt to or for the benefit of a Member;

in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend, but shall exclude a purchase, redemption or other acquisition of the Company’s shares specified in section 63 of the Act and any surrender of shares pursuant to section 59(1A) of the Act;

Exchange Act	the Securities Exchange Act of 1934 of the United States (as amended from time to time);

Expedia	has the meaning given to it in Article 26.1;

Expedia Director	has the meaning given to it in Article 26.1;

Family Member	any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil law partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships;

Governmental Authority	means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational;

Independent	means, in relation to any individual, that the person would be eligible to serve on an audit committee pursuant to the applicable requirements of Section 10A(m)(1) of the Exchange Act and Rule 10A-3 promulgated thereunder;

Despegar.com, Corp.	Page 5

IPO Date	means the date on which the Company’s Common Shares are first traded on the New York Stock Exchange;

Member	means a person whose name is entered in the register of members as the holder of one or more shares in the Company;

Memorandum	means the Memorandum of Association of the Company as originally registered or as from time to time amended or restated;

Person	means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority;

Potential Business Opportunity	has the meaning given to it in Article 26.2;

Preferred Directors	means the Series A Preferred Director and the Series B Preferred Director;

Preferred Shares	means the Series A Preferred Shares and the Series B Preferred Shares;

Proposing Shareholder	has the meaning given to it in Article 11.4;

Proposing Shareholder Parties	means, in relation to any Proposing Shareholder, collectively, the Proposing Shareholder and the Beneficial Owner(s) of all the shares in respect of which the any proposal or nomination is made, if any, and the Proposing Shareholder’s and Beneficial Owners’ respective Affiliates, Associates, Family Members and others acting in concert with any of the foregoing and “Proposing Shareholder Party” means any one of them;

Relevant Provisions	means (i) Clause 4, Clause 7 and Clause 9 of the Memorandum; (ii) Articles 2, 3, 10, 11.1 to 11.14 (inclusive), 12, 14, 19.1 to 19.3 (inclusive), 24, 25, 26, 31, 32, 33, 34, 35 and 36 of the Articles; and (iii) all definitions relating to such provisions, including,

Despegar.com, Corp.	Page 6

without limitation, the following definitions in this Article 1.1: Distribution, Derivative Instrument, IPO Date, Proposing Shareholder Parties, Resolution of Directors, Resolution of Members, Special Resolution of Directors, Special Resolution of Members, Transfer Agent and this definition of Relevant Provisions;

Relevant Time	has the meaning given to it in Article 12.2(b);

Representative	has the meaning given to it in Article 11.16(g);

Requisition Notice	has the meaning given to it in Article 11.3(b);

Requisitioning Shareholders	has the meaning given to it in Article 11.3(b)(ii);

Reserved Matters	means the Series A Reserved Matters and the Series B Reserved Matters;

Resolution of Directors

means:

(i) a resolution approved at a duly constituted and quorate meeting of directors (or of a committee of directors, as the case may be) by the affirmative vote of those directors who are entitled to attend and are present at the meeting and who are entitled to cast not less than a simple majority of the votes at the meeting; or

(ii) a resolution consented to in writing by all of the directors (or all of the members of a committee of directors, as the case may be) who are entitled to vote on the resolution and adopted in accordance with Article 12.10;

Resolution of Members	means a resolution approved at a duly constituted and quorate meeting of Members by the affirmative vote of not less than a simple majority of the votes of those Members present at the meeting and entitled to vote and voting on the resolution, provided always that a Resolution of Members may not be adopted or consented to in writing at any time;

Despegar.com, Corp.	Page 7

Restricted Potential Business Opportunity	has the meaning given to it in Article 26.2;

Seal	means the common seal of the Company;

SEC	the U.S. Securities and Exchange Commission;

Securities Act	the Securities Act of 1933 of the United States, as amended from time to time;

Secretary	means the person appointed to perform any or all of the duties of secretary of the Company and, where the context allows, includes any deputy or assistant secretary and any person appointed by the Board of Directors to perform any of the duties of the Secretary;

Series A Preferred Director	the director appointed in accordance with paragraph 9 of Schedule 1 to the Memorandum;

Series A Preferred Shares	has the meaning given to it in Clause 5 of the Memorandum;

Series A Reserved Matters	has the meaning given to it in paragraph 8 of Schedule 1 to the Memorandum;

Series B Preferred Director	any director appointed by the holders of the Series B Preferred Shares in accordance with Schedule 2 to the Memorandum;

Series B Preferred Shares	has the meaning given to it in Clause 5 of the Memorandum;

Series B Reserved Matters	means any consent, veto or approval rights assigned to the holders of the Series B Preferred Shares in Schedule 2 to the Memorandum and specified as a “Series B Reserved Matter” therein;

Despegar.com, Corp.	Page 8

Shareholder or shareholder	means a Member;

Special Meeting	has the meaning given to it in Article 11.2;

Special Resolution of Directors

means:

(i) a resolution approved at a duly constituted and quorate meeting of directors (or of a committee of directors, as the case may be) by the affirmative vote of those directors who are entitled to attend and are present at the meeting and who are entitled to cast not less than two-thirds (66 2/3%) of the votes at the meeting; or

(ii) a resolution consented to in writing by all of the directors (or all of the members of a committee of directors, as the case may be) who are entitled to vote on the resolution and adopted in accordance with Article 12.10;

Special Resolution of Members	means a resolution approved at a duly constituted and quorate meeting of Members by the affirmative vote of not less than two-thirds (66 2/3%) of the votes of those Members present at the meeting and entitled to vote and voting on the resolution, provided always that a Special Resolution of Members may not be adopted or consented to in writing without a meeting at any time;

subsidiary	has the meaning given to it in the BVI Business Companies Regulations, 2012, as from time to time amended or restated;

Transfer Agent	means the transfer agent and registrar appointed by the Company by Resolution of Directors from time to time, which shall initially be Computershare with effect from the IPO Date; and

voting commitment	has the meaning given to it in Article 11.5(b)(ix).

Despegar.com, Corp.	Page 9

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)

a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

(e)	a reference to election of a person as a director shall be construed to include re-election of an existing director whose term in office is due to expire in accordance with these Articles;

(f)	a reference to money is, unless otherwise stated, a reference to United States Dollars;

(g)

unless expressly stated, a reference to days (i) shall be a reference to calendar days and, for the avoidance of doubt, shall include both business days and non-business days; and (ii) shall not be construed as being a reference to clear days;

(h)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(i)

any phrase introduced by the terms including, include or in particular (or any similar expression) shall be construed as illustrative and shall not limit the sense of the words preceding those terms and the rule known as the ejusdem generis rule shall not apply to the Memorandum or these Articles;

(j)	a reference to a statutory provision shall be deemed to include any amendment thereto, re-enactment thereof, successor thereto and the rules and regulations promulgated thereunder;

(k)	unless otherwise provided herein or the context otherwise requires, words or expressions defined in the Act shall bear the same meaning in these Articles;

Despegar.com, Corp.	Page 10

(l)	a reference to an “Article” shall be a reference to an article of these Articles and a reference to a “Clause” shall be a reference to a clause of the Memorandum; and

(m)

any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be ‘beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter;

1.3

In these Articles expressions referring to “writing”, “written” or their cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail, other electronic means and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

Subject to the provisions of the Memorandum (including, without limitation, the Reserved Matters) and the rights of any Additional Class of Shares, the unissued shares of the Company shall be at the disposal of the Board of Directors. Without prejudice to Clause 7 of the Memorandum, the Board may (i) offer, allot, issue or grant options, warrants or other rights over shares; (ii) grant restricted share units, phantom awards, share appreciation rights and other equity awards and interests; and (iii) otherwise dispose of the shares and equity interests of the Company, in each case to such persons, at such times, for such consideration (which may be money or otherwise) and upon such other terms and conditions as the Company may by Resolution of Directors determine. Without limitation to the foregoing, the Board of Directors may issue shares and other equity interests subject to such contractual restrictions and limitations as is agreed with the relevant Member, which contractual restrictions and limitations shall be enforceable by the Company against such Member in accordance with their terms.

3.	Power of the Company to Purchase its Shares

Subject to the Act, the Memorandum (including, Schedule 1 and Schedule 2 to the Memorandum), these Articles and the Reserved Matters, the Company may by Resolution of Directors, at any time and on such terms as shall be determined by the Board, purchase, redeem or otherwise acquire and hold its own shares (a) with the prior written consent of the holder of such shares (which consent may be given by agreement in advance and may be

Despegar.com, Corp.	Page 11

either unconditional or conditional); or (b) in accordance with the terms and conditions of such class of shares or the terms and conditions upon which such class of shares are issued, in each case without the consent of the holder of such shares. The Company may enter into agreements with the Members or any Member giving it the right, or requiring it, to purchase, redeem or otherwise acquire the shares of that Member (whether unconditionally or conditionally upon the happening of certain events). Sections 60, 61 and 62 of the Act shall not apply to the Company. Subject to the Act, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a treasury share.

4.	Certificates for Shares

4.1	Share Certificates.

(a)

Except as set forth on Schedule 1 and Schedule 2 to the Memorandum and as expressly contemplated by any warrants held by the Investors (as defined in Schedule 1 to the Memorandum) as at the Closing Date (as defined in Schedule 1 to the Memorandum), with effect from the IPO Date no holder of shares of any class in the Company shall have the right to require issuance or provision to it at any time of any certificate in respect of the shares of any class owned by him in the Company. If the Company does nevertheless by Resolution of Directors elect to issue share certificates, the certificates shall be: (a) signed by at least one director, the Secretary of the Company or such other person who may be authorised by Resolution of Directors to sign share certificates; or (b) shall be under the common seal of the Company, with or without the signature of any director.

(b)

Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

(c)

If a holder of shares of any class in the Company received one or more certificates at any time prior to the IPO Date in respect of any shares of any class owned by him in the Company, such holder shall return the originals of all such certificates to the Company for cancellation promptly upon request to do so by the Company or, if earlier, at the time of any transfer or purported transfer or other disposition of such shares. The Company may by Resolution of Directors unilaterally cancel any original share certificates issued prior to the IPO Date that are not promptly returned upon request by the Company. Any certificates so cancelled shall be null and void and, for the avoidance of doubt, Article 4.4 shall apply in respect of any such cancelled share certificates that are not returned to the Company.

Despegar.com, Corp.	Page 12

4.2

Facsimile Signatures. Any or all of the signatures or the common seal on the certificate may be facsimile. In the event that any officer, Transfer Agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, Transfer Agent or registrar before such certificate is issued, the certificate may be issued by the Company with the same effect as if such officer, Transfer Agent or registrar were still acting as such at the date of issue.

4.3

Lost Certificates. The Board of Directors may in its sole and absolute discretion direct a new certificate or certificates to be issued in place of and/or register as cancelled any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. If and when authorizing such issuance of a new certificate or certificates and/or cancellation, the Board of Directors may, in its discretion and as a condition precedent to the issuance and/or cancellation, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4

Indemnity. Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

5.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6.	Registered Shareholders

6.1

The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to vote as such owner, to hold liable for calls and assessments and for all other purposes in respect of such shares a person registered on its books as the owner of such shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

6.2	Without limitation to the foregoing, the Company may treat the holder of a registered share as the only person entitled to:

(a)	exercise any voting rights attaching to the share;

(b)	receive notices in respect of the share;

(c)	receive a Distribution in respect of the share; and

Despegar.com, Corp.	Page 13

(d)	exercise other rights and powers attaching to the share.

7.	Transfer of Registered Shares

7.1

For so long as the shares of the Company are listed on the New York Stock Exchange or any other recognised exchange, the shares of the Company may be freely transferred without the need for a written instrument of transfer provided that the transfer is carried out in accordance with the (i) laws, rules, procedures and other requirements applicable to shares registered on the relevant exchange and section 54A of the Act; and (ii) rules, procedures and requirements imposed by the Transfer Agent.

7.2

If at any time the shares of the Company are not listed on the New York Stock Exchange or any other recognised exchange, shares in the Company shall only be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee. The instrument of transfer shall be sent to the Company for registration.

7.3

The Board of Directors may issue shares and other equity interests (including, without limitation, Additional Classes of Shares, Series A Preferred Shares and Series B Preferred Shares) subject to such contractual transfer restrictions, lock-ups and other limitations (including the Reserved Matters) as is agreed with the relevant Member, which contractual transfer restrictions, lock-ups and limitations shall be enforceable by the Company against such Member in accordance with their terms.

8.	Transmission of Registered Shares

8.1

The executor or administrator of the estate of a deceased Member, the guardian of an incompetent Member, the liquidator of an insolvent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

8.2

Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence, insolvency or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Board of Directors and the Transfer Agent. An application in writing by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent, insolvent or bankrupt Member and the Board of Directors and Transfer Agent shall treat it as such.

8.3

Any person who has become entitled to a share or shares in consequence of the death, incompetence, insolvency or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

Despegar.com, Corp.	Page 14

8.4

A person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence, insolvency or bankruptcy of any Member shall be entitled to receive and may give a discharge for all dividends and other moneys payable on or in respect of the share, but he shall not be entitled to receive notice of or to attend or vote at meetings of shareholders of the Company or, save as aforesaid, to any of the rights or privileges of Member unless and until he shall have become a Member in respect of the share. Notwithstanding the foregoing, the share may be transferred as aforesaid even though the person becoming entitled by operation of law or otherwise to the share is not a shareholder at the time of the transfer.

9.	Division and Combination of Shares

9.1	Subject to the Act, the Company may from time to time by Resolution of Directors:

(a)	divide its shares, including issued shares, into a larger number of shares; or

(b)	combine its shares, including issued shares, into a smaller number of shares.

9.2	A division or combination of shares, including issued shares, of a class shall be for a larger or smaller number, as the case may be, of shares in the same class.

10.	Fixing a Record Date

Subject to the provisions of Schedule 1 and Schedule 2 to the Memorandum, as applicable, in order that the Company may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty (60) nor less than five (5) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in their discretion fix a new record date for the adjourned meeting.

SHAREHOLDER MEETINGS

11.	Meetings of Shareholders

11.1	Annual Meetings.

(a)

The Company shall hold an annual meeting of shareholders designated as such by the Board of Directors (each, an “Annual Meeting”). Following the IPO Date, the first Annual Meeting of the Company shall take place on a date to be determined by the Board of Directors which shall not be later than December 31 in 2018 (or such other date determined by Resolution of Directors and notified to shareholders) and thereafter an Annual Meeting shall be held in each calendar year.

Despegar.com, Corp.	Page 15

(b)

Only the Board of Directors may convene an Annual Meeting. All Annual Meetings shall be held at such date, time and place, either within or outside the British Virgin Islands, as shall be determined from time to time by the Board of Directors and stated in the notice of the meeting or in a duly adopted waiver of notice thereof.

(c)

The business of an Annual Meeting shall be the election of directors for those Board seats whose terms expire at such meeting and any other items of business proposed by the Board of Directors and/or otherwise duly proposed in accordance with these Articles.

11.2	Special Meetings.

(a)

Any meeting of shareholders which is not an Annual Meeting shall be designated as a “Special Meeting”. A Special Meeting may be held at such date, time and place, either within or outside the British Virgin Islands, as shall be stated in the notice of the meeting or in a duly adopted waiver of notice thereof.

(b)	Special Meetings may only be called:

(i)	by the Board of Directors at their own initiative and in their sole discretion; or

(ii)	by the Board of Directors upon receiving a written request from a shareholder or shareholders that complies with Article 11.3 below.

(c)

Special Meetings called pursuant to Article 11.2(b)(i) shall be for the purposes and business stated in the notice of the Special Meeting. Special Meetings called pursuant to Article 11.2(b)(ii) shall be for the purposes and business determined in accordance with Article 11.3.

(d)	For the avoidance of doubt, directors of the Company may only be elected and appointed in accordance with Article 12.3 and no director may be appointed or elected at a Special Meeting.

11.3	Requisition of Special Meetings by Shareholders.

(a)

A meeting of shareholders shall be convened by the Board of Directors in accordance with, and subject to the terms and conditions of, this Article 11.3 if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Despegar.com, Corp.	Page 16

(b)	Any written request from shareholders to the Company pursuant to Article 11.3(a) (a “Requisition Notice”) shall:

(i)

specify the proposed business of the Special Meeting and otherwise comply with the requirements set-out in Article 11.4 (to the extent applicable to a Special Meeting) and Article 11.6 (as applicable); and

(ii)

bear the name, address and signature of the shareholders requesting the Special Meeting (the “Requisitioning Shareholders”) and the number of shares legally and beneficially owned by each Requisitioning Shareholder.

(c)	A Requisition Notice, once received by the Company, cannot be amended, varied, supplemented or revoked without the prior written consent of the Board of Directors.

(d)

Upon receipt of a Requisition Notice, the Board of Directors shall convene the requested Special Meeting for a date not later than 90 days after the date of receipt of the Requisition Notice; provided, however, that the directors may in their sole and absolute discretion disregard the Requisition Notice and not convene the requested meeting in the event that (i) the Requisition Notice is not signed by shareholders holding at least 30% of the voting rights in respect of the matter for which the meeting is requested at the time the Requisition Notice is received by the Company; (ii) the Requisition Notice does not comply with Article 11.3(b); or (iii) the proposed business does not constitute a proper matter for shareholder action at a Special Meeting (and, in the event that only some of the proposed business does not constitute a proper matter for shareholder action at a Special Meeting, such business may be excluded from any notice of the Special Meeting).

11.4

Shareholder Proposals. A shareholder who proposes or wishes to propose any business or other matter to be considered at a meeting of shareholders or who otherwise brings or wishes to bring any business or other matter before a meeting of shareholders (a “Proposing Shareholder”) must:

(a)

in the case of any business or other matter to be considered at an Annual Meeting, notify the Company in writing by not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting (provided that if the Company did not have an Annual Meeting the preceding year not later than the close of business on June 30 of the calendar year in which the Annual Meeting is to be held or such other date notified to shareholders by the Board of Directors); and

Despegar.com, Corp.	Page 17

(b)	in the case of any business or other matter to be considered at a Special Meeting convened pursuant to 11.2(b)(ii), include notice of such business or matter in the Requisition Notice;

and in each case (x) the notice must comply with, and include the information required by, Article 11.5 and Article 11.6 (as applicable) and the Proposing Shareholder(s) must comply with Article 11.5(c) and Article 11.7 (as applicable); and (y) the proposed business or other matter must constitute a proper matter for shareholder action at the Annual Meeting or Special Meeting (as applicable), failing either of which the directors may in their sole and absolute discretion disregard and exclude from the meeting of shareholders the business or other matter proposed by the shareholder (in whole or in part). Without the prior permission of the Board of Directors, a shareholder may not propose any business or other matter for a Special Meeting convened pursuant to Article 11.2(b)(i).

11.5	Nominations of Directors:

(a)

Nominations of persons for election or re-election as directors of the Company at an Annual Meeting, which, for the avoidance of doubt, does not include any of the Preferred Directors, may only be made by (i) the Board of Directors (acting in its sole and absolute discretion); or (ii) any shareholder (or shareholders collectively), other than any holder of Series A Preferred Shares (for so long as such holder of Series A Preferred Shares has the right to appoint the Series A Preferred Director) or Series B Preferred Shares (for so long as such holder of Series B Preferred Shares has the right to appoint the Series B Preferred Director), holding not less than three per cent. (3%) of the voting rights that may be exercised at the Annual Meeting entitled to attend and vote at such meeting and who complies with Article 11.4(a) and this Article 11.5.

(b)

Any Proposing Shareholder(s) who are entitled and wish to nominate a person for election as a director of the Company pursuant to Article 11.5(a)(ii) must provide to the Company the following documentation and information by the deadline specified in Article 11.4(a):

(i)	such person’s written confirmation they are not disqualified for appointment as a director pursuant to section 111 of the Act;

(ii)

such person’s written consent to act as a director of the Company with effect from the time of his or her appointment, which shall include all information specified by section 118A of the Act and must enclose a notarized copy of the photo page of such person’s passport or driver’s licence and a utility bill dated not more than 45 days prior to the date of the Proposing Shareholders’ notice to the Company;

Despegar.com, Corp.	Page 18

(iii)	such person’s curriculum vitae, which shall be in customary form and shall state all directorships, offices and employment that the person has held in the past 10 years;

(iv)	a written statement confirming the place of birth, all citizenships held and all places of residence and tax residencies of such person;

(v)	a written statement as to whether or not such person is Independent;

(vi)	such person’s written consent to being named in the proxy statement as a candidate for election;

(vii)

a written statement setting out all direct and indirect compensation, remuneration and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Proposing Shareholder and each other Proposing Shareholder Party on the one hand, and each proposed nominee, and/or his or her respective Affiliates, Associates, Family Members and/or others acting in concert with any of the foregoing, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 7B of the Form 20-F promulgated under the Exchange Act if each Proposing Shareholder Party were the “registrant” for the purposes of such rule and the nominee were a director or executive officer of such registrant;

(viii)	all other information that is required to be in Item 6 of the Form 20-F promulgated under the Exchange Act;

(ix)

a written representation agreement (in a form provided by the Secretary) from such person confirming that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question pertaining in any way to the Company (a “voting commitment”) that has not been disclosed in the representation agreement; or (2) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary or other director’s duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company (including, without limitation, any Proposing Shareholder Party) with respect to any direct or indirect compensation, reimbursement, financial incentive or indemnification in connection with service or action as a director that has not been disclosed in the representation agreement, and (C) in such person’s individual capacity and on behalf of any person or entity on whose

Despegar.com, Corp.	Page 19

behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share trading policies and guidelines of the Company; and

(x)	a written statement setting out the information required by Article 11.6(f) in respect of each Proposing Shareholder Party.

(c)

The Board of Directors may require any proposed nominee to furnish such other documentation and/or information as it may require (i) to determine the eligibility of such proposed nominee to serve as a director, including with respect to qualifications established by any committee of directors and the matters referred to in Article 11.5(d) below; (ii) to determine whether such nominee qualifies as Independent or as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company; (iii) to verify the place of birth, citizenship, tax residencies and countries of residence of the proposed nominee; or (iv) that could otherwise be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

(d)

If the Board of Directors determines by Resolution of Directors that: (i) a person nominated by a shareholder for election as a director of the Company is not qualified, does not have the requisite experience, has a conflict of interest or is otherwise unsuitable or unfit for office; or (ii) the election of such person may (A) give rise to a material risk that the Company’s (and/or its subsidiaries’ respective) brands, businesses, reputation and/or commercial relationships would be adversely affected; (B) result in the Company not having a sufficient number of directors who are Independent for the purposes of its audit committee; or (C) give rise to a material risk that the Company would lose is status as a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, it may refuse to accept the nomination of such person and, upon such determination by the Board of Directors, such a person shall be deemed to be disqualified from being a director of the Company pursuant to section 111(1)(e) of the Act and shall not be put forward as a Candidate at any Annual Meeting. In the case of items (B) and (C) above, if for any reason the Board of Directors is not able to make such a determination until the Annual Meeting takes place (including, without limitation, because such a determination may depend on what happens in the election for each Available Board Seat at the Annual Meeting), the Board may by Resolution of Directors (x) refuse to accept the nomination of such person upon the occurrence of certain events and/or conditionally upon certain contingencies arising; or (y) refuse to accept the nomination at the Annual Meeting (and the Chairman shall have the power to adjourn the Annual

Despegar.com, Corp.	Page 20

Meeting to allow the Board of Directors to consider such a matter). If such a determination by the Board of Directors becomes effective or a final determination is made at an Annual Meeting, such a person shall be deemed to be disqualified from being a director of the Company pursuant to section 111(1)(e) of the Act and shall immediately cease to be a Candidate at the Annual Meeting (notwithstanding the fact that such person’s candidacy was included in the notice of the Annual Meeting).

11.6

Other Business Proposed by Shareholders: If a Proposing Shareholder wishes to propose any business or other matter pursuant to Article 11.4 other than the nomination of a person or persons for election as a director, the Proposing Shareholder shall provide the following information and documentation with its notice to the Company by the applicable deadline specified in Article 11.4:

(a)	a brief description of the business or other matter desired to be brought before the meeting;

(b)	the reasons for conducting such business or other matter at the meeting;

(c)

the text of the proposal or business or other matter, including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Memorandum and/or these Articles, the language of the proposed amendment;

(d)	any material interest of the Proposing Shareholder and each other Proposing Shareholder Party in such business or other matter;

(e)

a description of all agreements, arrangements and understandings between the Proposing Shareholder Parties, on the one hand, and any other person or persons (including their names), on the other, in connection with the proposal of such business or other matter by the Proposing Shareholder; and

(f)

as to each Proposing Shareholder making the proposal: (i) the name and address of the Proposing Shareholder, as it appears on the register of members of the Company, and of the Beneficial Owner(s), if any, (ii) (A) the class and number of shares that are, directly or indirectly, owned beneficially and/or of record by the Proposing Shareholder and each other Proposing Shareholder Party, (B) any Derivative Instrument directly or indirectly owned beneficially and/or held by the Proposing Shareholder and each other Proposing Shareholder Party; (C) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Shareholder and/or any Proposing Shareholder Party has a right to vote any shares of the Company, (D) any short interest in any security of the Company directly or indirectly owned beneficially by the Proposing Shareholder and each other Proposing Shareholder Party (for the purposes of this Article, a person shall be deemed to

Despegar.com, Corp.	Page 21

have a short interest in a security if such person directly or indirectly, through a contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any right to dividends or other distributions on the shares directly or indirectly owned beneficially by the Proposing Shareholder and each other Proposing Shareholder Party, which right is separated or separable from the underlying shares, (F) any interest in shares or Derivative Instruments held directly or indirectly by a general or limited partnership in which the Proposing Shareholder or any other Proposing Shareholder Party is a general partner or with respect to which the Proposing Shareholder and any other Proposing Shareholder Party, if any, directly or indirectly beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) to which the Proposing Shareholder or any other Proposing Shareholder Party is entitled to based on any increase or decrease in the value of shares of the Company or pursuant to any Derivative Instrument, if any; in each case with respect to the information required to be included in the notice pursuant to (A) through (G) above, as of the date of such notice and including, without limitation, any such interests held by members of the Proposing Shareholders and each other Proposing Shareholder Party (which information shall be supplemented by the Proposing Shareholder (y) not later than ten (10) days after the record date for the relevant meeting to disclose such ownership and interests as of the record date and (z) ten (10) days before the relevant meeting date), (iii) a representation whether the Proposing Shareholder and/or any Proposing Shareholder Party, if any, intends or is part of a group that intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or elect the nominee or (B) otherwise to solicit proxies from shareholders in support of such proposal; and (iv) a certification regarding whether the Proposing Shareholder and each other Proposing Shareholder Party, if any, have complied with all applicable legal requirements and the Memorandum and the Articles in connection with the Proposing Shareholder’s and each other Proposing Shareholder Party’s acquisition of shares or other securities of the Company and/or their acts or omissions as a shareholder of the Company and that all information provided to the Company pursuant to these Articles is true, complete and accurate.

11.7

Other Documentation and/or Information. The Board of Directors may require a Proposing Shareholder to furnish such other documentation and/or information as it may require (i) to establish or verify the information required by Article 11.6; or (ii) that could otherwise be material to a reasonable shareholder’s understanding of the business or other matter proposed by the Proposing Shareholder.

Despegar.com, Corp.	Page 22

11.8

Notice of Meeting. Written notice of any shareholder meeting stating the place, date (and, if applicable, the record date for determining Members entitled to attend and vote at the meeting) and time of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communication, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each shareholder entitled to vote at such meeting and each director not fewer than ten (10) nor more than one hundred and twenty (120) days before the date of the meeting in any means permitted under the Act and these Articles (including, without limitation, Article 13). The directors shall be entitled to receive notice of, attend and be heard at meeting of Members. The inadvertent failure or accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the shareholder meeting or the proceedings at that meeting. Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the register of members and notice so given shall be sufficient notice to all the holders of such shares. Notwithstanding the foregoing, a meeting of Members held in contravention of the notice requirements set out in this Article 11.8 is valid if shareholders holding a ninety percent (90%) majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall be deemed to constitute waiver on his part.

11.9

Changes to Meetings: The Board of Directors may postpone, reschedule or cancel any Annual Meeting or any Special Meeting convened at the initiative of the Board of Directors in respect of which notice has previously been given by giving notice to the shareholders. A Special Meeting convened pursuant to any Requisition Notice may be postponed, rescheduled or cancelled by the Board with the agreement of the Requisitioning Shareholders.

11.10	Business Transacted at Meeting. Business transacted at any meeting of shareholders shall be limited to the purposes stated in the notice.

11.11	Quorum; Meeting Adjournment; Presence by Remote Means.

(a)

Quorum; Meeting Adjournment. A meeting of shareholders is duly constituted and quorate if, at the commencement of the meeting, there are present in person or by proxy not less than a simple majority of the votes of the shares entitled to vote on the resolutions to be considered at the meeting. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened pursuant to a Requisition Notice, shall be dissolved; in any other case it shall stand adjourned to such other date, time and place as the Chairman may determine and announce at the meeting (without the need for any further notice to shareholders). At any such adjourned meeting, a quorum shall be present if there are present in person or by proxy not less than one-third of the votes of the shares entitled to vote on the resolutions to be considered at the meeting and any business may be transacted that might have

Despegar.com, Corp.	Page 23

been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

(b)

Presence by Remote Means. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of telephone, electronic means or other remote communication:

(i)	participate in a meeting of shareholders; and

(ii)

be deemed present in person and vote at a meeting of shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder, (b) all shareholders and proxyholders participating in the meeting are able to hear each other and the Company shall implement reasonable measures to provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

11.12

Voting Thresholds. When a quorum is present at any meeting, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Act or the Memorandum or these Articles a Special Resolution of Members or a different vote is required (including, without limitation, pursuant to Article 12.3), in which case such express provision shall govern and control the decision of such question.

11.13

Number of Votes Per Share. Subject always to the rights of any Additional Class of Shares in issue from time to time (including, without limitation, the Series B Preferred Shares, which shall carry such number of votes per share as is set-out in Schedule 2 of the Memorandum), each shareholder shall at every meeting of the shareholders be entitled to one vote by such shareholder or by proxy for each Common Share, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Despegar.com, Corp.	Page 24

11.14

No Action Permitted by Written Consent of Shareholders. Any action required or permitted to be taken at any meeting of the shareholders and any Resolution of Members or Special Resolution of Members must be taken and/or adopted at a meeting of the shareholders and cannot be taken in writing in lieu of a meeting of the shareholders. Notwithstanding the foregoing, and for the avoidance of doubt, approval for Reserved Matters shall be provided by prior written consent of shareholders as set forth on Schedule 1 or Schedule 2 to the Memorandum, as applicable.

11.15	Procedure for Voting at Meetings

(a)

Unless the Chairman otherwise determines, at any meeting of Members a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any Additional Class of Shares or other class of shares and subject to the provisions of the Memorandum and these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand. At any meeting of Members a declaration by the Chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

(b)

If the Chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the Chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the Chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the Chairman shall thereupon cause a poll to be taken. The Chairman shall in his discretion determine the method and procedures for conducting and counting any poll. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the Chairman and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(c)

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

(d)	A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

Despegar.com, Corp.	Page 25

11.16	Instruments of Proxy and Representatives.

(a)	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

(b)

An instrument appointing a proxy shall be in such form as the Board of Directors may from time to time determine or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

(c)

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such instrument and power of attorney or other authority, shall be sent to the Company and/or the Transfer Agent in the manner specified in the notice of the meeting or in the instrument of proxy issued by the Company. Such documents must be deposited or sent so to be received by the Company and/or Transfer Agent (as applicable) by the time specified in the notice of the meeting or in the instrument of proxy issued by the Company. In the absence of any such specifications, such documents shall be delivered to the Transfer Agent not later than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote (or by such other time specified in the notice of the meeting). In the event of non-compliance with this Article, the instrument of proxy shall not be treated as valid and the votes cast by such proxy or on behalf of such person shall be disregarded unless otherwise determined by Resolution of Directors.

(d)

A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

(e)	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

(f)	The decision of the Chairman as to the validity of any appointment of a proxy shall be final.

Despegar.com, Corp.	Page 26

(g)

Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this Article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual, and that Member shall be deemed to be present in person at any such meeting attended by its Representative.

(h)

The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Board of Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board of Directors may rely and act upon such advice without incurring any liability to any Member.

(i)

Notwithstanding the foregoing, the Chairman may accept such assurances as he thinks fit as to the right of any person to attend and vote at meetings on behalf of a company or other entity which is a Member.

11.17

Adjournment of Shareholder Meetings. Subject to Articles 11.5(d) and 11.11(a), (a) the Chairman may, if he determines circumstances require it or otherwise with the consent of Members holding a simple majority of the votes present at the meeting (notwithstanding that a quorum is not present), adjourn any meeting from time to time, and from place to place; (b) no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place; and (c) notice of the adjourned meeting shall, if necessary, be given in accordance with these Articles.

DIRECTORS

12.	Directors

12.1

Number of Directors. The size of the Board of Directors shall be eight (8) directors, provided that (subject always to obtaining any approval required in respect of the Reserved Matters) the Board of Directors shall have the exclusive power by Resolution of Directors to increase or decrease the size of the Board of Directors from time to time (and, for the avoidance of doubt, the size of the Board of Directors may not be changed by the Members at any time (whether by Resolution of Members, Special Resolution of Members or otherwise)), provided that so long as the applicable Preferred Share rights exist to nominate and/or appoint the Series A Preferred Director and/or the Series B Preferred Director, there shall be one (1) seat on the Board reserved for the appointment of the Series A Preferred Director and there shall be one (1) seat on the Board reserved for the appointment of the Series B Preferred Director. The Board seats so reserved for the Preferred Directors may only be filled in accordance with Schedule 1 and Schedule 2 of the Memorandum, as applicable. No decrease in the number of directors shall shorten the term of any incumbent directors.

Despegar.com, Corp.	Page 27

12.2	Classes of Directors.

(a)

With effect from the Relevant Time, the directors (other than the Preferred Directors) shall be divided into three classes, as nearly equal in number as possible, which classes shall be designated as the “Class I Directors”, “Class II Directors” and “Class III Directors” respectively. Subject to Article 12.2(b), the Board of Directors shall have the exclusive power by Resolution of Directors to determine the respective numbers of Class I Directors, Class II Directors and Class III Directors from time to time.

(b)

The initial Class I Directors, Class II Directors and Class III Directors shall be those directors of the Company identified and assigned to a class pursuant to the written resolution of members adopted prior to the time the Common Shares of the Company are first traded on the New York Stock Exchange and which first adopted these amended and restated Articles (the time such resolution is adopted being the “Relevant Time”). Thereafter, each director of the Company shall be assigned to a class of directors solely in accordance with Article 12.2(d) or Article 12.2(h) and the numbers of Class I Directors, Class II Directors and Class III Directors shall be determined solely by Resolution of Directors from time to time.

(c)

There is no distinction in the voting or other powers and authorities of directors of different classes; such classifications are solely for the purposes of the retirement by rotation provisions set out in this Article 12.2.

(d)

Subject to sub-Articles 12.2(e), (f), (g) and (h) below, each director (other than the Preferred Directors) shall be elected for a term of office expiring at the conclusion of the third succeeding Annual Meeting after their election or until their earlier death, resignation or removal. Each director elected or re-elected at an Annual Meeting shall automatically be allocated to the same class of directors as those directors whose term expires at the conclusion of such Annual Meeting in accordance with these Articles.

(e)

Each director designated as a Class I Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the first Annual Meeting held after the IPO Date.

(f)

Each director designated as a Class II Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the second Annual Meeting held after the IPO Date.

(g)

Each director designated as a Class III Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the third Annual Meeting held after the IPO Date.

Despegar.com, Corp.	Page 28

(h)	If:

(i)

the size of the Board of Directors is at any time increased pursuant to Article 12.1 above and the Board of Directors appoints one or more persons to fill such newly-created directorship(s) pursuant to Article 12.20 below, the new director (other than any Preferred Director) shall be allocated to such class of directors as may be determined by, and in the exclusive discretion of, the Board of Directors acting by Resolution of Directors, provided that the number of directors in each class should be kept as nearly equal in number as possible; or

(ii)

a person is appointed as a director by the Board of Directors to fill a vacancy pursuant to Article 12.20 below, the new director (other than any Preferred Director) shall be in the same class of directors as the class of the preceding director who vacated office.

12.3	Election of Directors.

(a)	A director of the Company (other than a Preferred Director, who shall be elected solely as set out in Article 12.3(c)) may only be elected:

(i)

by a vote of the Members conducted in accordance with Article 12.3(b) at an Annual Meeting, provided always that (A) any such election shall only take place at an Annual Meeting at which the term of a class of directors expires in accordance with Article 12.2 (and such election shall only relate to that class of directors); and (B) the first such election shall take place at the first Annual Meeting after the IPO Date, at which the term of the initial Class I Directors expires in accordance with Article 12.2(e); or

(ii)	pursuant to Article 12.20 below,

and in each case subject always to any upper limit on the number of directors prescribed pursuant to Article 12.1.

(b)

Directors shall be elected at an Annual Meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The following procedure shall apply to such elections:

(i)	The notice of each Annual Meeting at which the term of a class of directors is expiring shall state:

(a)

the class of directors whose term is expiring, the number of directors currently in that class and the number of seats on the Board of Directors that shall be subject to an election at the Annual Meeting (the “Available Board Seats”); and

Despegar.com, Corp.	Page 29

(b)

whether the directors whose term is expiring are standing for re-election and whether any other person has been duly nominated for election as a director in accordance with Article 11.5 (all such directors standing for re-election and all such nominees collectively being the “Candidates”).

(ii)

The Chairman shall cause a poll to be taken for each Available Board Seat. The only available voting option on such poll shall be to vote “for” a particular Candidate or to “abstain” (and all “against” or similar votes shall be disregarded). All Candidates (except those already elected in accordance with this Article) shall be put forward for election as a director in respect of each Available Board Seat. In respect of each such poll, the Candidate receiving the highest number of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (notwithstanding that such votes may represent less than a majority of the votes represented at the meeting and may not constitute a Resolution of Members) shall be elected as a director for that Available Board Seat. Once a Candidate is elected as a director, the remaining Candidates who have not been elected as directors shall be put forward for the next Available Board Seat, with the Candidate receiving the highest number of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (notwithstanding that such votes may represent less than a majority of the votes represented at the meeting and may not constitute a Resolution of Members) for each such poll being elected as a director for that next Available Board Seat and so on until there are no more Available Board Seats.

(iii)

For the avoidance of doubt, if the number of Available Board Seats exceeds the number of Candidates the Board of Directors may fill the vacancy pursuant to Article 12.20 or reduce the size of the Board pursuant to Article 12.1.

(iv)	The Board of Directors may by Resolution of Directors confirm and approve the appointment of directors elected pursuant to this Article 12.3.

(c)

Preferred Directors: The Series A Preferred Director and the Series B Preferred Director shall be appointed as set-out in Schedule 1 and Schedule 2 of the Memorandum, respectively. Notwithstanding any other provision of the Memorandum or these Articles, the Series A Preferred Director and the Series B Preferred Director (i) shall not be designated into classes as set-out in Article 12.2; (ii) shall be appointed for an indefinite term and shall not be subject to re- election at an Annual Meeting; (iii) shall be appointed and removed solely as set out in Schedule 1 and Schedule 2 of the Memorandum, respectively. There shall be no distinction in the voting or other powers and authorities of Preferred Directors and other directors.

Despegar.com, Corp.	Page 30

(d)	No person shall be appointed as a director unless he has consented in writing to act as a director.

(e)	A director shall not require a share qualification.

(f)	Each director shall hold office for the term set out in Article 12.2 above or until his earlier death, resignation or removal in accordance with these Articles.

12.4	Board Authority.

(a)	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board of Directors.

(b)

The Board of Directors has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company and may exercise all the powers of the Company and do all such lawful acts and things as are not by statute or by the Memorandum or these Articles required to be exercised or done by the shareholders.

(c)

Without limiting the generality of the foregoing, the Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party. Subject to the provisions of the Act, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

(d)

Notwithstanding the above, the Board shall not exercise any power or approve or take any action in respect of the Reserved Matters without first obtaining the requisite approval required in respect of such matters, and any powers exercised or actions approved or taken in respect of the Reserved Matters without the requisite approval required in respect of such matters shall be void ab initio.

12.5	Location of Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the British Virgin Islands.

Despegar.com, Corp.	Page 31

12.6

Regular Meetings. Regular meetings of the Board of Directors may be held without additional notice being given to the directors at such time and at such place as shall from time to time be determined by the Board of Directors, provided the date, time and place of such regularly scheduled meeting has been notified to all directors in accordance with the procedures set forth for special meetings in Article 12.7.

12.7

Special Meetings. Special meetings of the Board of Directors may be called by any one director, the president, the treasurer or the Secretary upon notice to each director. Notice of any special meeting shall be given to each director at his business or residence in writing, or by telegram, facsimile transmission, telephone communication, email or other electronic transmission. Such notice shall be deemed adequately delivered and given to each director and to be reasonable: (a) if mailed, when deposited in the United States mail addressed to the director’s address stated on the register of directors, with postage thereon prepaid, at least seven (7) days before such meeting; (b) if sent by international courier, when prepaid and deposited with the courier company and addressed to the director’s address stated on the register of directors, at least three (3) days before such meeting (c) if by facsimile transmission, email or other electronic transmission, if sent at least twenty-four (24) hours before such meeting to the fax number or email address of the director; and (c) if by telephone, at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to the Memorandum and/or these Articles as provided under Clause 9 of the Memorandum or any proposal to remove a director pursuant to Article 12.15(b)(ii). A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

12.8

Voting Rights of Directors. Without prejudice to Article 12.18, each director shall have one vote on any Resolution of Directors, Special Resolution of Directors and any other action by the Board of Directors or any committee of the Board of Directors on which such director serves as a committee member. Notwithstanding anything to the contrary in the Memorandum of the Articles or in any agreement to which the Company is a party, all references to a majority or other proportion of the directors of the Company for purposes of establishing a quorum or the action of the Board of Directors shall be deemed to be references to a majority or such other proportion of the votes that all of the directors of the Company are entitled to cast in the aggregate in respect of the relevant matter.

12.9

Quorum. At all meetings of the Board of Directors, the presence of such directors as are entitled to cast a majority of the votes of all those directors of the Company who are entitled to be present at the meeting for the relevant business (and who are not disqualified from attending and/or voting) shall constitute a quorum for the transaction of the relevant business. Any act of a majority of the directors present at

Despegar.com, Corp.	Page 32

any meeting at which there is a quorum shall be an act of the Board of Directors, except as may be otherwise specifically provided by the Act or the Memorandum or these Articles (including, without limitation, where a Special Resolution of Directors is required). If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

12.10

Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors (or of any committee thereof) may be taken without a meeting, without prior notice to the Company or any other person and without a vote, if a consent in writing setting forth the action so taken, is signed in a manner permitted by law by all of the directors (or all of the members of the committee of directors, as the case may be) who are entitled to vote on the action in question. A copy of such written consent shall promptly be sent to any director who was not entitled to vote on the action in question pursuant to these Articles and who has not consented to the resolution (if any).

12.11

Telephonic Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or any committee, by means of conference telephone or other means of communication (including electronic means) by which all persons participating in the meeting are able to hear each other, and such participation shall constitute presence in person at the meeting.

12.12	Committees.

(a)

Subject to the Act, the Board of Directors may designate one or more committees by Resolution of Directors, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b)

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by the Act to be submitted to shareholders for approval; (ii) adopting, amending or repealing any provision of the Memorandum or these Articles; or (iii) the matters specified in section 110(2) of the Act.

(c)	With effect from the conclusion of the Company’s first Annual Meeting after the IPO Date, the Company’s audit committee must be made up of not less than three (3) directors who are Independent.

Despegar.com, Corp.	Page 33

(d)	The Preferred Directors shall have such rights to be appointed to committees of the Board as set out in Schedule 1 and Schedule 2 to the Memorandum.

12.13	Minutes of Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

12.14

Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings. The Preferred Directors shall not be entitled to any compensation, but shall be entitled to be reimbursed for any expenses in attending board or committee meetings in accordance with Schedule 1 and Schedule 2 of the Memorandum, as applicable.

12.15	Removal of Directors.

(a)	This Article 12.15 shall apply to the exclusion of section 114(1), section 114(2), section 114(3) and section 114(5) of the Act, which shall not apply to the removal of directors of the Company.

(b)	A director of the Company (other than a Preferred Director) may only be removed:

(i)

with Cause, by Special Resolution of Members at a duly convened and quorate meeting of members called for the stated purpose of removing the director or for stated purposes including the removal of the director; or

(ii)

with Cause, by Special Resolution of Directors (but excluding the votes by the director proposed to be removed from office from both the numerator and denominator in calculating whether the requisite proportion of votes have been obtained, and, for the avoidance of doubt, a resolution consented to in writing by two-thirds of those directors of the Company other than the director proposed to be removed from office (which must be more than one director) shall be effective to remove such director upon notice of that written resolution being given to all directors not consenting to the resolution);

in each case adopted in accordance with these Articles. A director may not be removed without Cause.

Despegar.com, Corp.	Page 34

(c)	For the purposes of this Article 12.15, “Cause” shall have the generally-accepted meaning under, and be construed in accordance with, the laws of the State of Delaware (United States).

(d)	A Series A Preferred Director may only be removed as set-out in Schedule 1 to the Memorandum. A Series B Preferred Director may only be removed as set-out in Schedule 2 to the Memorandum.

12.16

Exclusion of Expedia Directors. In any action, whether by vote at a meeting of the Board of Directors or a committee thereof or by written consent, relating to any transaction, agreement or arrangement with respect to which (i) Expedia is a counterparty or has a material economic interest in the counterparty or (ii) in the reasonable opinion of a majority of the members of the Board of Directors that are not designated or nominated by, or employed by, Expedia, there would exist a Conflict of Interest between the interests of Expedia, on the one hand, and that of the Company, on the other hand, the Expedia Directors may be excluded solely from the relevant portion of such Board or relevant committee meetings or relevant Resolution of Directors; provided, that Expedia shall be entitled to notice in writing of any such exclusion and the basis therefor. “Conflict of Interest” shall mean a specific material economic or competitive interest of Expedia in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of the Expedia Directors in the discharge of their responsibilities and duties to the Company, in light of their affiliation to Expedia.

12.17	Exclusion of Preferred Directors. The Preferred Directors may be excluded from a meeting of the Board of Directors or a committee thereof as set-out in Schedule 1 and Schedule 2.

12.18

Alternate Directors. A director may at any time appoint any person (including another director) to be his alternate director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the director and deposited at the registered office or delivered at a meeting of the Board of Directors. The appointment of an alternate director shall terminate on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases for any reason to be a director. An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent, save that he may not himself appoint an alternate director or a proxy. Any exercise by the alternate director of the appointing director’s powers in relation to the taking of decisions by the directors is as effective as if the powers were exercised by the appointing director. If an alternate director is himself a director or attends a meeting of the Board of Directors as the alternate director of more than one director, his voting rights shall be cumulative. Unless the Board of Directors determines otherwise, an alternate director may also represent his appointor at meetings of any committee of the directors on which his appointor serves; and this Article shall apply equally to such committee meetings as to meetings of the Board of Directors.

Despegar.com, Corp.	Page 35

12.19

Resignation of Directors. A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

12.20

Vacancies and Newly Created Directorships. The office of a director shall be vacated if the director is removed from office pursuant to these Articles, dies or becomes bankrupt or makes any arrangement or composition with his creditors generally, is or becomes of unsound mind or an order for his detention is made under the mental health laws of any jurisdiction, or resigns his office by notice in writing to the Company. The Board of Directors may act notwithstanding any vacancy in its number. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled exclusively by a Resolution of Directors of those directors then in office, notwithstanding that the directors passing such Resolution of Directors may represent less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for the period contemplated in Article 12.2(h) and Article 12.2 (provided always that any seat vacated by a Series A Preferred Director or a Series B Preferred Director may only be filled in accordance with Schedule 1 or Schedule 2, respectively). The Board of Directors may determine that newly created directorships in a particular class of directors resulting from any increase in the authorized number of directors of that class shall be filled at the Annual Meeting at which elections are to take place for that class. If and only if there are no directors in office, then the Members may elect new directors by Resolution of Members to fill the vacancies. Subject to the foregoing, the continuing directors may act notwithstanding any vacancy in their body.

12.21

Sole Director. If the Company shall have only one director the provisions herein contained for Board meetings shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Members of the Company.

12.22

Additional Classes of Shares. The provisions of this Article 12 shall be subject to the rights of each Additional Class of Shares authorised and issued by Resolution of Directors pursuant to Clause 7 of the Memorandum, if any, to appoint and/or remove additional directors, which rights may be set-out in the Memorandum or in these Articles.

12.23

Observer Rights. The Board of Directors shall take such actions and exercise such powers so as to give effect to the observer rights set out in Schedules 1 and 2 to the Memorandum, subject to the provisions set out therein.

Despegar.com, Corp.	Page 36

NOTICES

13.	Notices

13.1

Notice of Board Meetings and Director Notices. Notices of Board Meetings, and any other notice to be given to a director under the Act, the Memorandum or the Articles, may be given in the manner contemplated by Article 12.7.

13.2

Notice of Shareholder Meetings and Shareholder Notices. Unless otherwise provided in the Memorandum or these Articles, whenever, under the provisions of the Act or of the Memorandum or these Articles, notice is required to be given to any shareholder (including, without limitation, for the purposes of convening any meeting of shareholders), it shall not be construed to mean personal notice, but such notice may be given:

(a)

by mail, addressed to such shareholder, at his address as it appears on the register of members of the Company, with postage thereon prepaid, and such notice shall be deemed to be given on the seventh day after which the same shall be deposited in the United States mail;

(b)

by pre-paid courier service or registered mail, addressed to such shareholder, at his address as it appears on the register of members of the Company, and such notice shall be deemed to be given on the third day after which the same shall be deposited with the courier company or post office; or

(c)	in accordance with Article 13.3.

13.3	Electronic Notice.

(a)

Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice, information or written statement to shareholders given by the Company under any provision of the Act, the Memorandum or these Articles shall be effective if given by a form of electronic transmission. Each person who is or who at any time becomes a Member or otherwise acquires any interest in shares of the Company shall be deemed to have notice of, and to have consented to, the provisions of this Article 13.3.

(b)

Effective Date of Notice. Notice given pursuant to Article 13.3(a) shall be deemed given: (1) if by facsimile telecommunication, when directed to a fax number at which the shareholder has provided to receive notice; (2) if by electronic mail, when sent to an electronic mail address which the shareholder has provided to receive notice; (3) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (4) if by any other form of electronic transmission (including, without limitation, such forms of

Despegar.com, Corp.	Page 37

electronic transmission notified to shareholders by the Transfer Agent from time to time), when directed to the shareholder. An affidavit of the Secretary or of the Transfer Agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)

Form of Electronic Transmission. For purposes of the Memorandum and these Articles, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

13.4

Waiver of Notice. Without prejudice to Articles 11.8 and 12.7, whenever any notice is required to be given under the provisions of the Act or of the Memorandum or these Articles, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

13.5	Notice to the Company. Notice may be given to the Company as prescribed in the Act.

OFFICERS

14.	Officers and Agents

14.1

Required and Permitted Officers. The officers of the Company shall be chosen by the Board of Directors by Resolution of Directors and shall be a president, treasurer and a secretary. The Board of Directors shall elect from among its members a Chairman of the Board and may (but shall not have any obligation to) elect from among its members a Vice-Chairman of the Board. The Board of Directors may (but shall not have any obligation to) also choose one or more vice presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person.

14.2

Appointment of Officers. The Board of Directors shall appoint a president, treasurer and a secretary and may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and, subject to the Act, shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

14.3

Authority of Directors, President and other Officers to Sign Documents. Each director, the president, the treasurer, the Secretary and each other person authorised by Resolution of Directors (an “Authorised Person”) may (acting jointly with any other Authorised Person) execute bonds, mortgages, deeds, powers of attorney, contracts requiring a seal, bank account opening documents and all other contracts, agreements and documents to be entered into by the Company that the Authorised Person reasonably believes are within the scope of his or her express or implied authority to act on behalf of the Company. Where there is any doubt as to the scope of such authority, the document shall not be executed by an Authorised Person until approved by Resolution of Directors.

Despegar.com, Corp.	Page 38

14.4	Officer Compensation. The salaries and emoluments of all officers and agents of the Company shall be fixed by the Board of Directors.

14.5

Term of Office; Vacancies. The officers of the Company shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by Resolution of Directors. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

15.	The Chairman Of The Board

15.1

Chairman Presides. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. Subject to the Act, he or she shall have and may exercise the powers of Chairman and such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law or these Articles.

15.2

Absence of Chairman. In the absence of the Chairman of the Board (or if one is not elected), the Vice-Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. If there is no Vice-Chairman or the Vice-Chairman is absent, the president or such other director appointed by Resolution of Directors shall act as Chairman in such absence. Subject to the Act, he or she shall have and may exercise such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law or these Articles.

16.	The President and Vice Presidents

16.1

Powers of President. The president shall be the chief executive officer of the Company; in the absence of the Chairman and Vice-Chairman of the Board he or she shall preside at all meetings of the shareholders and the Board of Directors; subject to the Act, he or she shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect.

16.2

Absence of President. In the absence of the president or in the event of his inability or refusal to act, the vice president, if any, (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Subject to the Act, the vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Despegar.com, Corp.	Page 39

17.	The Secretary and Assistant Secretary

17.1

Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the Company and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the Company and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

17.2

Duties of Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, on written request perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

18.	The Treasurer And Assistant Treasurers

18.1

Duties of Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.

18.2

Disbursements and Financial Reports. He or she shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Company.

18.3

Duties of Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Despegar.com, Corp.	Page 40

DISTRIBUTIONS

19.	Distributions and Dividends

19.1

Subject to the provisions of Schedule 1 and Schedule 2 to the Memorandum, the Board of Directors may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount and pursuant to such method or methods of payment or other distribution as it thinks fit if it is satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect. Distributions may be paid in cash, in property or in shares.

19.2

The Board of Directors may determine that a Distribution shall be paid wholly or partly by the distribution of specific assets (which may consist of shares of the Company or securities of any other entity) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board of Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Members in lieu of specific assets and may vest any such specific assets in a liquidating or other trust on such terms as the Board of Directors thinks fit.

19.3	The Board of Directors may deduct from Distributions payable to any Member any or all monies then due from such Member to the Company.

19.4

Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in accordance with these Articles and all Distributions, excluding any Dividends (as defined in Schedule 1 and Schedule 2 to the Memorandum), unclaimed for three years after having been authorised may be forfeited by Resolution of Directors for the benefit of the Company. All unclaimed Distributions may be invested or otherwise made use of by the Board of Directors for the benefit of the Company pending claim or forfeiture as aforesaid. No Distribution (other than Dividends) shall bear interest against the Company.

19.5

A Member may agree to waive its right to receive a dividend or other Distribution and, if such a waiver has been given to the Company in writing, the Company may retain such dividend or other Distribution for the benefit of the Company or pay such dividend or other Distribution to those Members that have not waived their rights to receive the dividend or other Distribution.

19.6	If two or more persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

Despegar.com, Corp.	Page 41

19.7

If, after a Distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised. A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

19.8

For the avoidance of doubt, dividends on the Series A Preferred Shares shall be subject to the provisions set forth on Schedule 1 to the Memorandum and dividends on the Series B Preferred Shares shall be subject to the provisions set forth on Schedule 2 to the Memorandum.

20.	Reserve for Distributions

Before payment of any Distribution, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purposes as the directors think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

GENERAL PROVISIONS

21.

Checks. All checks or demands for money and notes of the Company shall be signed by such director, officer or officers or such other person or persons as the Board of Directors may from time to time designate.

22.	Fiscal Year. The fiscal year of the Company shall be the calendar year ending on December 31, or such other annual period as fixed by Resolution of Directors from time to time.

23.

Corporate Seal. The Board of Directors shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the office of the registered agent of the Company. The Seal when affixed to any written instrument shall be witnessed by any one director, the Secretary or by any person or persons so authorised from time to time by Resolution of Directors.

Despegar.com, Corp.	Page 42

DIRECTOR CONFLICTS AND INDEMNIFICATION

24.	Indemnification

24.1

To the fullest extent permitted by law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which the Company is permitted to provide indemnification under applicable law) through provisions in these Memorandum and Articles, agreements with such directors, officers agents or other persons, vote of disinterested directors or otherwise, subject only to limits created by the Act.

24.2

Any amendment, repeal or modification of Article 24.1 or Article 24.3 shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

24.3

Without prejudice to the foregoing, but subject to Article 24.4, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)

is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

24.4

Article 24.3 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

24.5

The decision of the Board of Directors as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

24.6

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

24.7

If a person referred to in this Article has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

Despegar.com, Corp.	Page 43

24.8

Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company.

24.9

The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

24.10

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 24.3. The Company’s obligation to provide indemnification under this Article 24 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

24.11

The foregoing provisions of this Article 24 shall be deemed to be a contract between the Company and each director or officer who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

24.12

The Board of Directors in its sole discretion shall have power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she, his testator or intestate, is or was an officer or employee of the Company.

25.	Conflicts of Interest

25.1

Subject to Article 25.2, a director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board of Directors, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

Despegar.com, Corp.	Page 44

25.2

A disclosure to the Board of Directors to the effect that a director is a member, director, officer, employee or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person or any of its affiliates, is a sufficient disclosure of interest in relation to that transaction.

25.3

A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with Article 25.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by a Resolution of Members; or (b) the Company received fair value for the transaction.

25.4

For the purposes of this Article, but subject to Article 25.2, a disclosure is not made to the Board of Directors unless it is made or brought to the attention of every director on the Board of Directors.

25.5

Subject to Article 12.16, a director who is interested in a transaction entered into or to be entered into by the Company is entitled to vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum, consent in writing to the transaction pursuant to Article 12.10 and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

25.6	The Preferred Directors shall be subject to the additional conflict of interest provisions set forth on Schedule 1 and Schedule 2 to the Memorandum, as applicable.

26.	Expedia Directors

26.1

The Company and the shareholders acknowledge that (i) certain directors of the Company have served and may serve as directors, officers, employees and agents of Expedia, Inc., a Washington corporation, or its affiliates (collectively, “Expedia” and such directors, the “Expedia Directors”), (ii) the Company and its affiliates may engage in the same, similar or related lines of business as those engaged in by Expedia and other business activities that overlap with or compete with those in which Expedia may engage, and (iii) the Company may have an interest in the same areas of business opportunity as Expedia. This Article 26 will, to the fullest extent permitted by law, regulate and define the conduct of business and affairs of the Company and its directors who are Expedia Directors in connection with any Potential Business Opportunities (as defined below).

Despegar.com, Corp.	Page 45

26.2

If an Expedia Director is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company, in which the Company could, but for the provisions of this Article 26, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”): (i) such Expedia Director will, to the fullest extent permitted by law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, have no duty or obligation to refrain from referring such Potential Business Opportunity to Expedia and, if such Expedia Director refers such Potential Business Opportunity to Expedia, such Expedia Director shall have no duty or obligation to refer such Potential Business Opportunity to the Company or any of its shareholders or give any notice to the Company or any of its shareholders regarding such Potential Business Opportunity; (ii) if such Expedia Director refers a Potential Business Opportunity to Expedia, such Expedia Director, to the fullest extent permitted by law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, will not be liable to the Company or any of its shareholders as a director, shareholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to Expedia, or for any failure to give any notice to the Company or any shareholder regarding such Potential Business Opportunity or any matter relating thereto; (iii) Expedia may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to Expedia by an Expedia Director; and (iv) if a director who is an Expedia Director refers a Potential Business Opportunity to Expedia, then, as between the Company, on the one hand, and Expedia on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Expedia Director having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii) (iii) or (iv), such Potential Business Opportunity was presented or offered to the Expedia Director solely in his or her capacity as a director of the Company or for the benefit of the Company (a “Restricted Potential Business Opportunity”). In the event the Board of Directors pursuant to a resolution approved by the majority of the directors (excluding the Expedia Directors) declines to pursue a Restricted Potential Business Opportunity, the Expedia Directors shall be free to refer such Restricted Potential Business Opportunity to Expedia. For the avoidance of doubt, the Company or any subsidiaries of the Company shall not be prohibited from pursuing any Potential Business Opportunity with respect to which it has been deemed to have renounced any interest or expectancy as a result of this Article 26. Nothing in this Article 26 shall be construed to allow any Expedia Director to usurp a Restricted Potential Business Opportunity of the Company solely for his or her personal benefit.

Despegar.com, Corp.	Page 46

CORPORATE RECORDS

27.	Documents to be Kept

27.1

The original books of the Company may be kept (subject to any provision contained in the Act) outside the British Virgin Islands at such place or places as may be designated from time to time by the Board of Directors or in these Articles.

27.2	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members or a copy of the register of members;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.

27.3

Where the Company keeps a copy of its register of members or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

27.4

Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

27.5

The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board of Directors may determine (a) the minutes of meetings and Resolutions of Members and of classes of Members; and (b) the minutes of meetings and Resolutions of Directors and committees of directors.

27.6

Where any of the minutes or resolutions described in the Article 27.5 are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

27.7

Where the place at which any of the records described in Article 27.5 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

Despegar.com, Corp.	Page 47

27.8	The Company’s records shall be kept in written form or either wholly or partly as electronic records.

27.9	The Company may have offices at such places both within and without the British Virgin Islands as the Board of Directors may from time to time determine or the business of the Company may require.

ACCOUNTS

28.	Books of Account

The Company shall keep records and underlying documentation that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

29.	Form of Records

29.1

The records required to be kept by the Company under the Act, the Mutual Legal Assistance (Tax Matters Act), 2003, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

29.2

The records and underlying documentation shall be kept for a period of at least five years from the date of completion of the relevant transaction or the company terminates the business relationship to which the records and underlying documentation relate.

30.	Financial Statements

30.1

The Board of Directors may cause to be made out and served on the Members or laid before a meeting of Members a profit and loss account and balance sheet of the Company for such period and on such recurring basis as they think fit.

AUDITS

31.	Audit

The Company may by Resolution of Directors call for the accounts to be examined by an auditor.

Despegar.com, Corp.	Page 48

32.	Appointment of Auditor

32.1

The auditor shall be appointed (and may be removed and replaced from time to time) by Resolution of Directors for such period and on such terms and conditions as the Board of Directors (or committee thereof authorised for such purpose) thinks fit.

32.2	The remuneration of the auditor of the Company shall be fixed by the Board of Directors (or committee thereof authorised for such purpose).

VOLUNTARY LIQUIDATION

33.	Liquidation

Subject always to obtaining any approval required in respect of the Reserved Matters, with the prior approval of a Resolution of Directors, the Company may be liquidated in accordance with the Act if (a) it has no liabilities; or (b) it is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities. The Board of Directors shall be permitted to pass a Resolution of Directors for the appointment of an eligible individual as a voluntary liquidator (or two or more eligible individuals as joint voluntary liquidators) of the Company if the Members have, by a Resolution of Members, approved the liquidation plan in accordance with the Act.

SECTION 175 AND CONTINUATION

34.	Section 175

Subject always to obtaining any approval required in respect of the Reserved Matters, and notwithstanding section 175 of the Act, the Board of Directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a Resolution of Members.

35.	Continuation under Foreign Law

Subject always to obtaining any approval required in respect of the Reserved Matters, the Company may with the approval of both a Resolution of Directors and Resolution of Members continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Despegar.com, Corp.	Page 49

EXCLUSIVE JURISDICTION

36.	Exclusive Jurisdiction

36.1	Subject to Article 36.2, to the fullest extent permitted by applicable law:

(a)

each party hereby agrees that, unless the Board of Directors consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all Disputes and, for such purposes, hereby irrevocably submits to the jurisdiction of the courts of the British Virgin Islands; and

(b)

each party hereby irrevocably waives any objection which it might now or hereafter have to the courts of the British Virgin Islands being nominated as the forum to hear and determine any such Dispute and undertakes and agrees not to claim any such court is not a convenient or appropriate forum.

36.2

To the fullest extent permitted by applicable law, unless the Board of Directors consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

36.3

Each person who is or who at any time becomes a Member or otherwise acquires any interest in shares of the Company shall be deemed to have notice of, and to have consented to, the provisions of this Article 36.

36.4	For the purposes of this Article 36:

(a)

“Dispute” means (i) any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Memorandum and/or these Articles, including, without limitation, claims for set-off and counterclaims and any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with: (x) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, the Memorandum and/or these Articles; or (y) any non-contractual obligations arising out of or in connection with the Memorandum and/or these Articles; or (ii) any dispute, suit, action (including, without limitation, any derivative action or proceeding brought on behalf or in the name of the Company or any application for permission to bring a derivative action), proceedings, controversy or claim of any kind relating or connected to the Company, the Board, the Company’s officers, the Company’s management or the Members arising out of or in connection with the Act, the Insolvency Act, 2003 of the British Virgin Islands, any other legislation or common law of the British Virgin Islands affecting any relationship between the Company, its Members and/or

Despegar.com, Corp.	Page 50

its directors and officers (or any of them) or any rights and duties established thereby (including, without limitation, Division 3 of Part VI and Part XI of the Act and section 162(1)(b) of the Insolvency Act, 2003, and any fiduciary or other duties owed by any director, officer or shareholder of the Company to the Company or the Company’s shareholders); and

(b)

“party” means (i) the Company, (ii) each Member, (iii) each former Member (with the intention and effect that each former Member shall continue to be bound by this Article 36 notwithstanding that such former Member has transferred all its Shares or otherwise ceased to be a Member); (iv) each director and officer of the Company; (v) each former director and officer (with the intention and effect that each former director and officer shall continue to be bound by this Article 36 notwithstanding that such former Member has ceased to be a director or officer ); and (vi) any successor, assignee or other person claiming through a person referred to in (i), (ii), (iii), (iv) or (v) above.

We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association on the 10th February, 2017:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

/s/ Michael Wood
Per: Michael Wood
For and on behalf of
Codan Trust Company (B.V.I.) Ltd.